Exhibit 4.3

Notary:

Please enter in your registry of public deeds the Exclusive Contract to Supply Natural Gas entered into by PLUSPETROL PERU CORPORATION SA (Pluspetrol) with Taxpayer Identification N° 20304177552, domiciled at Av Republica de Panama N° 3055, Piso 7, San Isidro, Lima, duly represented by its General Manager, Mr. Norberto Mario Benito Rodriguez, identified with Alien Card N° 97139 according to Record 000002 of Certificate N° 11246333 Registry of Legal Entities of Lima; PLUSPETROL CAMISEA SA (Pluspetrol Camisea), with Taxpayer Identification N° 20510889135, domiciled at Av Republica de Panama N° 3055, Piso 7, San Isidro, Lima, duly represented by its General Manager, Mr. Norberto Mario Benito Rodriguez, identified with Alien Card N° 97139, pursuant to powers of attorney registered in Certificate N° 11776271 of the Registry of Legal Entities of Lima; HUNT OIL COMPANY OF PERU LLC, BRANCH OF PERU (Hunt), with Taxpayer Identification N° 20467685661, domiciled at Av Victor Andres Belaunde N° 147, Edificio Real 6, Oficina 503, San Isidro, duly represented by Barbara Cecilia Bruce Ventura, according powers of attorney registered in Record A00012 of Certificate N° 11123160 of the Registry of Legal Entities of Lima; SK CORPORATION, PERUVIAN BRANCH (5k) with Taxpayer Identification N° 20299935648, domiciled at Av Victor Andrés Belaúnde N° 147, Major Route 155, Oficina 1402, San Isidro, duly represented by its General Manager, Mr. Si-Jong Lim, identified. Alien Card N° 108882, according to Record A0008 of Certificate N° 02015544 of the Registry of Legal Entities of Lima; Sonatrach PERU CORPORATION S.A.C. (Sonatrach) with Taxpayer Identification N° 20506766762, domiciled at Av Victor Andrés Belaúnde N° 147, Via Principal N° 110, Torre Real 5, Oficina 802, San Isidro, duly represented by its General Manager, Mr. Mahtali Ketfi identified with Passport N° 4985843, pursuant to power granted by Board’s session on November 12, 2005, TECPETROL DEL PERU SAC (Tecpetrol) with Taxpayer Identification N° 20499433698, domiciled at Av Canaval and Moreyra N° 340, Piso 6, San Isidro, duly represented by Sergio Fernando Pesavento, identified with Alien Card N° 30000 and Fernando Estrada; identified with Alien Card N° 08227090, both with powers registered on Certificate N° 11227091 of the Registry of Legal Entities of Lima and REPSOL EXPLORATION PERU PERUVIAN BRANCH (Repsol) with Taxpayer Identification N° 2025826272 domiciled at Av Victor Andres Belaunde N° 147, Via Principal N° 140, Oficina 301, Edificio Real 6, Centro Empresarial Real, San Isidro, duly represented by its General Manager, Mr. Gabriel Loret, identified with Alien Card N° 53786 pursuanto to Record A00037 of Certificate N° 00306614 of the Registry of Legal Entities of Lima; who together are referred to Producers; and the other party GLOBELEQ PERU SA, with Taxpayer Identification N° 20510992904, domiciled at Av Victor Andrés Belaunde N° 147, Via Principal N° 140, Edificio Real Seis, Piso 6, Centro Empresarial Real, San Isidro, duly represented by Mr. Javier Garcia Burgos Benfield, identified with ID N° 07258488, authorized pursuant to Record 11767759 if the Registry of Legal Entities of Lima, hereinafter referred to as the Client, under the following terms and conditions:

BACKGROUND

Pluspetrol Pluspetrol Camisea, Hunt, SK, Sonatrach, Repsol Tecpetrol and are partners in different proportions, one hundred percent (100%) interest in the License Contract dated December 9, 2000, concluded between the Producers and Perupetro S.A. for the exploitation of hydrocarbons in Block 88 current participation of producers (the • “Participation Interest”) in the said License Contract is as follows:

Pluspetrol	2.2%
Pluspetrol Camisea	25.0%
Hunt	25.2%
SK	17.6%
Sonatrach	10.0%
Tecpetrol	10.0%
Repsol	10.0%

Under the aforementioned stakeholding, the responsibilities provided for in this Contract are Joint. Likewise, the rights set forth in this Contract in favor of Producers shall be exercised by each one of them pursuant to such a stakeholding, unless this Contract expressly indicates otherwise.

CLAUSE ONE: DEFINITIONS

The following terms used herein include:

1.1 Contract Year: The period begins at six hours (06:00 hours) on the first day of the calendar year and ends at six hours (06:00 hours) on the first day of the next calendar year. The first Contract Year shall begin at six hours (06:00 hours) on the date the Supply starts, as defined in Paragraph 3.1. of the Third Clause and shall end at six hours (06:00 hours) on the first day of the next calendar year. Similarly, the last Contract Year shall end at six (6:00 hours) of the Completion Date according to Paragraph 1.21.

1.2 BTU: Stands for “British Thermal Unit”, heat unit in the “English Measurement System” and equals 0.251996 kcal.

1.3 Deliver or Pay Amount (CDOP): The minimum gas amount Producers must supply to the Client in accordance with the provisions of Clause Seven.

1.4 Contractual Daily Allowance (CDC): The daily amount of gas contracted by the Client and that is indicated on Appendix 1.

1.5 Maximum Daily Amount (CDM): Amount of gas that, at most, can be designated by the Client every Day. CDM is contained in Appendix 1 of this Contract, and may be increased or decreased by mutual agreement between the Parties. CDM may not exceed the consumption required by the Client for maximum power generation with Natural Gas as fuel.

1.6 Deferred Amount: Amount of paid Gas and not taken by the Client under the provisions of Clause 5.2.

1.7 Take or Pay Amount (CTOP): Minimum amount the Client must pay Producers in accordance with the provisions of Clause Five.

1.8 Fortuitous Event or Force Majeure: Meaning and scope set out in Clause Five

1.9 Clause: Each of the clauses of this contract.

1.10 Operating Committee: Group of higher technical level, be responsible for coordinating all matters relating to the gas supply system. It will be formed and will operate under the current legislation, otherwise, pursuant to the best practices of the Gas industry.

1.11 Duly Dated Notice: Any communication sent between the Parties to the addresses specified in Clause Twenty whose content and reception may be reliably tested i.e. notarized letter or other type of notice providing similar guarantees.

1.12 Base Conditions: Are understood as such at the temperature of 15 °C, measured with mercury thermometer at a pressure of 1,013 bar or 760 mm of mercury column, measured with Fortin type barometer and corrected at 0 °C with an acceleration value of normal gravity. All measurements stated in the Contract shall be expressed in “Base Conditions” unless others are specifically indicated.

1.13 Contract: Means this gas supply contract and all its Appendixes, as well as future amendments and / or additional clauses included thereto by the Parties prior Contract.

1.14 Day or Days: Unless otherwise expressly stated, they are calendar days consisting of periods of twenty-four (24) consecutive hours beginning at six hours (06:00 hours) of one day and ending at six hours (06:00 hours) of the next day.

1.15 Effective Supply Days: Is equal to the number of days of a contract month, excluding the days on which the producers could not deliver the entire CDOP to the Client.

1.16 Distributor: Is the company who has been granted the concession to distribute Camisea gas in Lima and Callao.

1.17 Dollar: Means the lawful currency of the United States of America.

1.18 Measurement Equipment: Cover all the facilities of the Producers who quantify and record volumes, pressures, temperatures, specific gravity, calorific value and gas composition subject to this Contract.

1.19 Start date of Gas Supply: Date on which the Client makes the first nomination.

1.20 Signature Date: Date on which the parties sign the contract.

1.21 Completion Date: The contract shall end ten (10) years from the Start Date of Gas Supply if the contract is not extended or when their respective extensions end.

1.22 Gas: Natural gas that is the subject matter of this Contract. It consists of the mixture of hydrocarbons in gaseous state made mainly of methane.

1.23 Plant Facilities: All equipment, machinery and facilities necessary to be built and / or installed by the Client at the plant so it can receive the Gas Producers undertake to supply under this Contract.

1.24 Kcal: abbreviation for kilocalorie, which is the heat unit defined in the Metric system and is equivalent to 3.96832 BTU.

1.25 Contract Month: period beginning at six hours (06:00 hours) the first day of the calendar month and ending at six hours on the first day of the following calendar month (06:00 hours). The first contract month shall start at six hours (06:00 hours) of the Start Date of Gas Supply and ends at six hours (06:00 hours.) on the first day of the following calendar month. The last contract month concluded at six hours (06:00 hours) on the Completion Date.

1.26 Cubic Meter (m3): The amount of gas, free of water vapor that, under the basic conditions, occupies the volume of one cubic meter. One (1) MMmcd equals one (1) million Cubic Meters per Day. One (1) Mmcd equals one (1) thousand cubic meters per day.

1.27 Nomination: is the daily communication of the Client to Producers, requiring the Gas amount that shall be provided daily at the reception point, in accordance with the Natural Gas Transport Service Standards by pipelines and the Natural Gas Dispatch Standards issued to that effect.

1.28: Paragraph: Is each one of the paragraphs of the Clause of this Contract.

1.29: Party: Either the Producers or the Client, individually. Parties: the Producers and the Client, together.

1.30 Plant: Plant or plants property of the Client, destination of the Gas under this Contract and whose location or locations are detailed in Appendix 1.

1.31 Deferred Amounts Recovery Period (PRCD): Period of six (6) months following the Contract Month where the Client pays any Deferred Amount as stipulated in Clause Five.

1.32 Carry Forward Period: Period of six (6) months following the Contract Month where consumption exceeding CTOP takes place and that are paid.

1.33 Gross or higher heat power: The total amount of heat produced by combustion at constant pressure, from a dry gas mass occupying a one cubic meter volume, in moisture-saturated air at a temperature of fifteen degrees Celsius (15 ° C) for both and an absolute pressure of seven hundred and sixty millimeters (760 mm) of mercury column corrected at zero degrees (0 °C), with condensation of combustion water vapor, converted into a dry basis. Its measurement unit is kcal/m3.

1.34 Gas Price: Result of the calculation specified in Appendix 11 of this Contract and shall be expressed in U.S. $ / MMBTU (dollars per million BTU).

1.35 Base Price: Price defined in Appendix 11.

1.36 Reception Point: The one defined as the Natural Gas Transport Concession Contract signed by Peruvian Government and the Carrier. It is located where the Transportation System starts and is the point at which Producers supply the Client with gas i.e. at the liquid separation plant of Malvinas, Unit MAU 5700.

1.37 Transmission System: Set of movable goods or real state and in general all pipes, works, equipment and facilities required to transport gas and that are used by the Licensee under the concession terms contract referred to in Paragraph 1.39.

1.38 Default: active Rate in Foreign Currency (TAMEX) published by the Superintendency of Banking, Insurance and Pension Fund Private Administrators on the date the respective payment was made, without ever exceeding the maximum rate allowed by the applicable law for transactions between third parties to the financial system.

1.39 Carrier: Carrier of Gas del Peru SA or its successor. A company who has been granted the concession to transport gas and who has signed a gas Transport Service Contract with the Client.

1.40 Camisea Sites: Fields located in Block 88 located in the Ucayali basin.

CLAUSE TWO: OBJECTIVE

2.1. The purpose of this contract is for the Producers to provide the Client with Gas from the Camisea Site in order to be used at the Client’s Plant(s).

2.2 This Contract shall be governed by the exclusivity provided for in Article 1616 of the Civil Code, considering the provisions of Paragraph 4.3.

2.3 Gas may only be used by the Client for use at his/her Plant(s). The Client may not sell, transfer or perform any act involving the direct use of gas for the benefit of third parties.

CLAUSE THREE: VALIDITY AND DURATION

3.1 The Contract shall enter into effect on the first Nomination by the Client in accordance with the terms of this Contract, and its duration shall be extended until the Completion Date as provided in Paragraph 1.21. If Client fails to make the first Nomination within the first twenty-four (24) months counted from the subscription date, Producers shall be entitled to unilaterally terminate this Contract without any responsibility generated for either Party, including, if applicable, compensation payment. If in twelve (12) months following the expiration of the indicated period, Producers have not terminated the Contract and only if the Client has not imported into Peru the main equipment that make up the First Gas Turbine, the Contract may be terminated unilaterally and without further formality by either Party without generating any liability or obligation to pay compensation.

3.2 The term of this Contract shall be extended after the period stated in Paragraph 3.1. shall be extended automatically in equal and successive periods of one (1) year each, unless either party notifies the other in writing of its contrary decision at least six (6) months prior to the respective expiry date.

3.3 The Client shall have the right to request Clauses Five, Six and Seven to be suspended for a maximum period of six (6) Contract Months counting from the first Nomination corresponding to the First Gas Turbine to be installed at the Plant. Furthermore, the Client shall have the right to request the same Clauses to be suspended, exclusively for the use of gas for the Second Gas Turbine for a maximum period of six (6) months counting from Contract first Nomination considering Gas for the use of such a turbine.

Any of these notifications shall be effective from the date on which they are received, provided they are within the respective period of six (6) months. Additionally, every six (6) Contract Months this Paragraph refers to, may be extended six (6) additional Contract Months in case any of the Gas Turbines, respectively, has a serious and duly accredited technical problem.

3.4 Within eighteen (18) months of the first Nomination corresponding to the First Gas Turbine and provided that the Client has submitted the generation authorization to Producers, issued by the Energy and Mines Ministry, to install the Second Gas Turbine, the Client may notify Producers the 100 % increase of CDC and CDM, provided in Appendix 1, corresponding to supply for the Second Gas Turbine. The increase will take place the day after Producers receive the respective Duly Dated Notice. Besides, a 100% increase of the CDC and CDM will operate automatically:

i) At the end of the aforementioned period of 18 months

ii) With the first nomination for the Second Gas Turbine, whichever happens last.

Notwithstanding the provisions in this Paragraph, if twelve (12) months after the date on which the CDC and CDM amounts increase, the Client has not commissioned the Second Gas Turbine, Producers may be entitled to reduce the CDM to the amount prior to the increase.

3.5 Up to ten (10) days before the end of the deadline referred to in Paragraph 3.3 for First Gas Turbine to be installed at the Plant, the Client may make a CDC adjustment, increased in accordance with Paragraph 3.3., in approximately twenty percent (20%) thereof, automatically adapting the Contractual conditions pursuant to such an amendment,

CLAUSE FOUR: SUPPLY

4.1 Subject to the conditions specified in Clauses Five, Six and Seven and other contractual requirements, Producers will provide the Client with Gas and the Client shall pay Producers established in Clause Thirteen.

4.2 Producers undertake to supply to the Client, at the Reception Point, the nominated amount for each day until CDM. Regardless of the agreed CDM, the nomination may not exceed the amount of gas required for maximum generation for the current day. Amounts higher than CDM and requested by the Client shall have the Producers’ express permission.

4.3 The Client undertakes to acquire Producers’ Gas exclusively for both the First Gas Turbine and the Second Gas Turbine any time they are installed during the Contract term, up to CDM, except when Producers do not comply with the contracted supply.

4.4 In the case set forth in paragraph a) of the Sixth Supplementary Provisions of the General Conditions to assign the Pipeline Natural Gas Transport Capacity, approved by Supreme Decree N° 016-2004-EM, the Client shall have the option to modify his/her CDC up to a value not less than 70% of its CDM, automatically modifying the A discount factor specified in Appendix II of the Contract (Factor A), to adapt to the new CDC. This option must be exercised by the Client within fifteen (15) days following the notice by the Carrier. This amendment becomes effective on the first business day of the following Contract Month on which the option request shall be submitted.

If the Client does not exercise the option above, the Producers shall proceed to unilaterally reduce the CDM down to the volume contracted for the Transport Firm Service, where such a reduction applicable from the Contract Month following the expiration of the contract term of the aforementioned option.

4.5 In the first fifteen (15) days of each Contract Year, regardless of the first Contract Year, and only once in that year, the Client may increase or decrease the CDC fixed in Appendix I of this Contract on the date of subscription or, if applicable, on the date of the adjustments referred to in Paragraph 3.4. Case of reduction, it can only be executed for a maximum of ten percent (10%) of CDC specified in Appendix 1 or the one determined in accordance with Paragraph 3.4, regardless of the CDC changes that may occur at the beginning of each Contract Year. Any CDC adjustment exceeding the percentage set out in this Paragraph or exceeding the CDM, shall be made with the Producers’ prior approval in writing.

4.6 Manufacturers may discontinue the gas supply and when necessary, they can conduct extension works or scheduled maintenance, according but not limited to the conditions the Operating Committee provides for this purpose, without the obligation to pay compensation to the Client, referred to in Paragraph 7.2, up to a maximum of twenty (20) days within a Contract Year. In this case, Clause Five, Six and Seven and the exclusivity referred to Paragraphs 2.2. and 4.3, if there is another gas producer, shall be suspended during the maintenance period. If the aforementioned term exceeds the supply interruption, for the excess period, Paragraph 7.2 shall apply. Producers must coordinate with the Client the right moment to both parties in order to perform the scheduled interruption, with no less anticipation than one (1) month, indicating the time of supply interruption.

Similarly, the Client may terminate his/her use of Gas when i) it is necessary to carry out extension or scheduled maintenance works, or ii) when the Carrier or the Distributor, as applicable, must perform maintenance under the provisions of the respective BOOT Contracts such as the Natural Gas Pipe Transport Contract from Camisea to City Gate and the Pipe Network Natural Gas Distribution Contract, respectively, or in applicable standards, affecting the gas supply to the Plant.

In the cases mentioned in the preceding paragraph, the conditions contained in Clauses Five, Six, and Seven shall be suspended during the works execution period, provided that such a period does not exceeding forty-five (45) calendar days in a Contract Year for the case of the maintenance of the Carrier or Distributor, as applicable. If the Client discontinues its use for a period over twenty (20) calendar days in a Contract Year, provisions of Clauses the Five, Six and Seven shall apply.

The Client shall coordinate with Producers the best time for both parties in order to perform any unscheduled interruption, with anticipation no less than one (1) month, indicating the time of consumption interruption.

4.7 If the Producers interrupt the Gas supply due to unscheduled maintenance works, due to causes unrelated to Force Majeure of Fortuitous Event, hereinafter “Unscheduled Maintenance”), the Client shall pay the Client the compensation referred to in Paragraph 7.2. In this case, Clauses Five and Six and the exclusivity referred to Paragraphs 2.2. and 4.3, if there is another gas producer able to effectively supply the Client, he/she shall be suspended during the Unscheduled Maintenance term.

4.8 Notwithstanding the provisions of this Contract, gas supply interruptions shall be governed by the complementary provisions that, for that purpose, are contained in the Natural Gas Dispatch Provisions once such provisions are approved.

CLAUSE FIVE: TAKE OR PAY

5.1 In accordance with the terms and conditions of this Contract and unless a Force Majeure or Fortuitous Event takes place, the Client shall take the Gas at the Reception Point in accordance with the terms set forth in this Clause.

5.2 if for reasons attributable to the Client, he/she does not take, in any Contract Month at least, a hundred (100%) of the CDC for the Effective Supply Days in the respective Contract Month )hereinafter CTOP), shall pay the Producers for the missing gas amounts up to completion of CTOP of that Contract Month (Differed Amounts).

5.3 What is established in this Clause shall be the only compensation for Producers, if the Client fails to take the CTOP. Consequently, the Client shall not the responsible before Producers for direct, indirect or subsequent damage arising from the incompliance with his/her obligation of taking the hired gas.

5.4 Pursuant to this Clause, the Client shall be entitled to recover the Different Amounts within PRCD, referred in Paragraph 5.2, following the chronological order in which they were produced. This recovery shall be conducted with the gas amounts taken in excess to CTOP, which cannot exceed CDM unless expressly authorized by Producers. If when this contract expires, there are remaining Differed Amounts pending to be recovered, the Client may recover the amounts corresponding to such expiration, within a maximum period of six (6) months.

5.5 besides PRCD, the Client, for operative reasons, may be entitled to a number of additional Contract Month pursuant to Appendix IV of this Contract.

CLAUSE SIX: CARRY FORWARD

6.1 The Gas Amounts taken in excess from CTOP in a Contract Month and that shall be deducted within the Carry Forward Period and in the chronological order in which they were generated, of CTOP in order to apply Paragraphs 5.2 and 5.4.

6.2 In addition to the Contract Months defined in Paragraph 1.32, the Client, due to operational reasons, shall be entitled to a number of additional Contract Months in accordance with the specifications in Appendix IV of this Contract.

CLAUSE SEVEN: DELIVER OR PAY

7.1 According to the terms and conditions of this Contract, and unless Fortuitous Event or Force Majeure event takes place, Producers shall provide the Client with Gas at the Reception Point, in accordance with the terms set out in this Clause.

7.2 If for reasons other than Force Majeure or Fortuitous Event, Producers do not supply the Client at the Reception Point, one hundred percent (100%) of the amount nominated for that day in accordance with the Contract terms, hereinafter CDOP (Pay or Deliver Amount), Producers Client shall the Client one hundred percent (100%) of the price multiplied by the Gas amount Producers did not supply to the Client below the said CDOP, plus the cost of gas transport services, if due to this lack of supply, the Client has incurred a false transportation cost. This penalty shall not operate in the case of Producers, despite what was set forth in Paragraph 7.2 for a given Contract Day, manage to provide the Client with Gas, pursuant to the provisions of Paragraph 8.2, without the Client having reductions in the gas supply at his/her Plant regarding the nominated volumes for that same Day.

7.3 The provisions of this Section shall be the only compensation for the Client if Producers fail to comply with their obligation to provide the Client with CDOP. Consequently, Producers shall not be liable before the Client for other direct, indirect or subsequent damages arising from non-compliance with their obligation to supply the hired Gas. In this regard, the Client waives to claim, in court or out of court or through arbitration process, the payment of any compensation for the concepts outlined above or otherwise, arising from the Producers’ failure to supply the Client with CDOP for the corresponding Day.

CLAUSE EIGHT: NOMINATIONS

8.1 The Client shall nominate the Gas daily quantities up to twelve hours (12:00 hours) of the day immediately preceding the one on which gas volumes must be supplied by Producers at the Reception Point. Also, Producers must confirm these amounts before fourteen hours (14:00 hours) of the day on which the Client designates the daily gas amounts. This activity must be conducted for every day of the year from the Gas Supply starts for the First Gas Turbine. If the Client does not perform the aforementioned designation for a particular day, it means that he/she is designating for that Day the amount designated the previous Day, or the last amount designated by the Client. If Producers do not confirm the designation conducted by the Client, it shall be deemed confirmed.

8.2 If Producers agree an operating balance with the Carrier, they shall implement an account to inject gas into the Carrier’s pipeline, from which producers may delivery Gas to the Client, prior authorization to the Carrier. The responsibility for obtaining the Carrier’s authorization and coordination therewith shall be assumed by the Producers.

8.3 The Producers Contract Day shall never undertake to deliver or the Client to take Gas volumes exceeding CDM.

CLAUSE NINE: FACILITIES AND RECEPTION POINT

9.1 The Gas shall supplied to the Client by the Producers at the Reception Point.

9.2 producers may modify the Reception Point, as long as this does not affect the Gas supply to the Client at his/her Plant. Costs originated by the change shall be borne by Producers.

9.3 Producers shall keep a record for gas measurements and amounts at the Reception Point, in order to prepare and issue invoicing as provided in the Clause 14. This register shall contain remarks by the Carrier.

CLAUSE TEN: PROPERTY TRANSFER AND RISK

10.1 Transfer of Gas ownership and of all risk corresponding to ownership and handling risk shall go to the Client once the gas has been supplied at the Reception Point.

10.2 The Client shall have firm and / or interruptible Gas transport service contracts to enable it to have sufficient capacity to transport Gas, and where the responsibility shall be established for the parties involved in Gas transport, for which the Client is exclusively responsible.

CLAUSE ELEVEN: MEASUREMENTS

11.1 The amount and heat content of the supplied Gas shall be determined at the Reception Point, using the Producers’ Measurement Equipment, and complying with the provisions of Paragraph 9.3.

11.2 The Producers shall install, operate and maintain at their sole expense, or shall have it installed, operated and maintained by any third party at their expense and under their responsibility, at the Reception Point, their Measurement Equipment, equipped and operated as required by the relevant standards. Producers recognize the Client’s rights of inspection, verification and participation in the adjustments and audit of the Measurement Equipment operated by Producers, rights that if exercised by the Client must be exercised frequently and through reasonable notice and without interrupting or interfering unnecessarily in the Producers’ activities related to the Contract.

11.3 The price, consumed quantities, invoicing and CDC, CDM, CTOP and CDOP shall be adjusted in energy units (MMBTU). Measurement Equipment installed shall enable this calculation.

CLAUSE TWELVE: QUALITY

12.1 Producers are responsible for the quality of the Gas supplied to the Client, which shall be measured at the Reception Point, previously extracting hydrocarbons, provided it does not affect the supply subject matter of this contract, maintaining the quality of the supplied gas within the limits set out in Appendix 111 of the Contract.

12.2 The Producer shall notify the Client when the gas is outside the specifications defined in Appendix 111 of the Contract. The Client shall have the option to accept any amount of gas that is outside these specifications. In this case, there shall be no right to any subsequent claim. In any event, the Parties shall comply with the safety standards set forth in the relevant legislation.

12.3 If the Client does not accept quantities of Gas that do not adjust to the specifications in Appendix 111 of the Contract, they shall be deemed that they were not supplied to the Client and shall apply the provisions of Paragraph 7.2 of the Contract. In this case, to establish the compensation by Producers the Nominated amount that was not supplied to the Client shall be taken into account. Additionally, if all the Gas supplied is outside the specifications in Appendix 111, and the terms and conditions stipulated in Paragraph 16.2, the Client may choose to apply the provisions of Paragraph 16.2.

CLAUSE THIRTEEN: PRICE

13.1 Gas Price, subject matter of this Contract, shall be determined at the Reception Point and shall be expressed in U.S. $ / MMBTU (Dollars per million BTU).

a. The price shall be obtained by multiplying the Base Price by factors A and B, all specified in Appendix II.

b. The Base Price shall be adjusted in accordance with the adjustment formula set out in Appendix II.

13.2 The price does not include tax, created or to be created, which can be transferred to the Client under the applicable rules, which must be added to the invoicing.

CLAUSE FOURTEEN: INVOICING AND PAYMENT

The amounts of Gas purchased by the Client shall be measured by its heat content (BTU), based on the Gross Heat power, later invoiced in Dollars. Invoicing shall be done on the basis of measurements conducted at the Reception Point and shall be certified by the Carrier.

14.2 Invoicing will be done monthly. Within ten (10) days immediately following the last day of each Contract Month, Producers shall invoice the Client for the amounts of Gas supplied in that month and the amount corresponding to CTOP, if any, also considering the provisions of Clause Five and Six. Invoices shall be paid by the Client, without retentions or deductions except as indicated in Paragraph 14.7, in bank accounts designated by Producers in writing no later than one business day prior to the respective due date, which shall be paid ten (10) days immediately after the Client receives the relevant invoice.

The corresponding compensation or penalties in the Client’s favor pursuant to the Contract shall be credited using the appropriate accounting documentation and shall be paid to the Client within ten (10) days following the month in which the Client’s right was generated to receive such payment under the Contract.

14.3 The Producers shall invoice only one per month. The invoice shall include Gas supplies conducted in the corresponding period, detailing Gas volumes, heat content, unit price, discounts and total amount. If the client requires additional information regarding invoicing and/or measurement, it shall be provided by Producers within a period not exceeding five (5) business days.

14.4 The amounts expressed in U.S. Dollars shall be paid in that currency.

14.5 Non-payment of the invoice shall carry interest on the default rate on any amount due and not paid on time, during the default days, and the Client shall be deemed in default without further formality from the day following the expiration of the payment deadline stipulated in Paragraph 14.2, with no need for court or out-of-court notices. This is applicable to the payment of any amount the Producers owe the Client.

14.6 Notwithstanding the provisions of Section 14.5, if the Client fails to pay two (2) invoices, Producers, prior Certain Date requiring payment within five (5) days may, if non-compliance continues, interrupt the gas supply until the Client fully pays all amounts due, plus the corresponding interests.

14.7 If there are disagreements on any invoice, the Client may submit the corresponding claim in writing and shall timely pay the amount that is not subject to controversy, according to provisions of Paragraph 14.2.

14.8 If upon expiration of the payment deadline of any invoice, the Client has not filed any claim, he shall fully pay the corresponding amount, notwithstanding the subsequent exercise of his/her right to file a claim.

14.9 If as a result of the claim referred to Paragraphs 14.7 and 14.8 there is no agreement between the Parties, they may submit the dispute to arbitration as set forth in Clause 17.

14.10 If the claim was resolved with an unfavorable ruling against the Client, it shall pay the amount claimed and unpaid plus interest at the Default Rate established in Paragraph 14.5, considering the application of the Default Rate from the date on which the claimed amount had to be paid. Otherwise, Producers shall return to the Client any amount paid whose claim is resolved in favor of Client. It will include interests applied to Default Rate under Paragraph 14.5 calculated from the date on which the Client made such a payment to Producers.

CLAUSE FIVE: FORTUITOUS EVENT OR FORCE MAJEURE

15.1 Neither Party shall be liable for non-performance of an obligation or partial, late or defective non-performance during the term where the liable Party is affected by Fortuitous Event or Force Majeure (terms defined hereinafter).

15.2 For the purposes of this Contract, the terms Fortuitous Event and Force Majeure shall mean an unforeseeable event, condition or circumstances beyond the reasonable control of the alleging Party, which, despite its reasonable efforts to prevent or mitigate its effects, cannot prevent the non-implementation or partial, late or defective compliance of any obligation under this Contract, including but not limited to the following:

a. Any act of foreign war (declared or undeclared), invasion, armed conflict, blockage, seizure, revolution, riot, insurrection, civil commotion or acts of terrorism, provided they directly affect, totally or partially, Producers’ or Client’s facilities and prevent the gas supply in at the Plant.

b. Any stoppage or labor strike (declared or not legal or legitimate), as long as it affects the supply or use of gas related to the alleging party.

c. Any earthquake, flood, storm, hurricane, tornado, thunderstorm, fire, explosion or similar event, provided it directly affects, totally or partially, Producers’ or Client’s facilities and prevent gas supply at the Plant.

d. Force Majeure declared by the Carrier, which may comprise the Gas or natural Gas Pipeline Transport System, and/or premises of the natural gas pipeline distribution in Lima and Callao, from the time of occurrence, as long as it affects the regular gas supply to the Client or prevents Producers from complying with their obligations to supply gas under this Contract, as applicable.

e. The technical impossibility of gas transport by the Carrier, duly declared by the MEM or OSINERG, as applicable, as long as it affects regular gas supply to the Client.

15.3 The occurrence and continuity of any event constituting Force Majeure or Fortuitous Event shall not relieve the Parties from complying with his/her obligations that are not partly or wholly affected and suspended due to such events. In this scenario, the affected obligations shall be suspended for the duration of the event of Force Majeure or Fortuitous Event and the Contract Term shall be extended for a period equal to the duration of its effects, if agreed by the Parties.

15.4 The Party invoking the event of Fortuitous Event or Force Majeure shall notify the other Party about:

a.	The facts constituting Fortuitous Event or Force Majeure event, within two (2) business days of the occurrence or awareness thereof, as applicable; and

b.	The estimated period of total or partial restriction of their activities and the expected impact degree. Additionally, one Party shall keep the other Party informed on the development of such events and the mitigation measures.

15.5 The Party claiming the Fortuitous Event or Force Majeure shall resume compliance with obligations under this Contract subject matter of this Contract in the shortest time possible. Besides, this Party shall make reasonable efforts to mitigate the potential damage that the existence and continuance of an event of Force Majeure or Fortuitous Event could cause to the other Party and meet his/her obligations that are not affected thereby.

15.6 If the execution of the obligations is suspended, affected by Fortuitous Event or Force Majeure for more than three (3) consecutive Contract Months, the Party whose obligations are not affected by these Fortuitous Event or Force Majeure may terminate the Contract after that period, without the termination leading to any binding responsibility.

15.7 In the event that either Party disagrees with the assessment of the event as an Fortuitous Event or Force Majeure, Clause Seventeen shall be applicable: Controversy Settlement.

15.8 When the consequences of the alleged Fortuitous Event or Force Majeure event disappear or are overcome, the Parties shall restart full compliance with their contractual obligations as soon as possible without any right in favor of any Party to demand benefits or claim compensation for the inactivity period.

15.9 Force Majeure may not be claimed in order to justify the non-payment of monetary sums.

CLAUSE SIXTEEN: CONTRACT TERMINATION

16.1 Notwithstanding Clause Fourteen, payment in arrears of three (3) consecutive invoices, or six (6) accumulated invoices during one (1) year shall entitle the Producers to unilaterally terminate the Contract prior notice to the other Party through Duly Dated Notice, which requires the Party to comply with their obligations within fifteen (15) days. If the breach is not corrected within this period, termination will take place without further formality.

16.2 In addition, if the producers fail in their obligation to deliver Gas for reasons other than an Fortuitous Event or Force Majeure event for ninety (90) consecutive or alternate days, within one (1) year period, the Client may terminate the Contract without further formality, prior notice to the other Party through Duly Dated Notice. This shall not limit court and non-court legal actions the Client may undertake to recover the damage. The same principle applies if the supplied Gas does not meet the quality specified in this Contract for reasons that are unreasonable or attributable to the Producers.

16.3 The Producer may terminate this Contract if the generation authorization granted to the Client by the Energy and Mines Ministry for their generation activities related to this Contract shall terminate. In this case, Contract termination shall not result in any compensation claim by the Client.

16.4 The resolution also operates in other cases expressly provided for in the Contract.

CLAUSE SEVENTEEN: APPLICABLE LAW, DISPUTE SETTLEMENT

17.1 This Contract shall be governed and construed in accordance with the laws of the Republic of Peru.

17.2 The Parties shall settle by direct negotiation and in good faith, through mutual consultation, any dispute that may arise because of the execution, interpretation or performance of this Contract, including its nullity or invalidity, and shall try to reach a satisfactory agreement on such Controversies within a maximum period of thirty (30) days counted from the date on which either Party notifies the other in writing about the existence of the dispute (the “Direct Negotiation Deadline”). Such a notice shall describe the existing dispute. In order to avoid any doubt, it is agreed that at this stage of direct negotiation, the Parties shall be represented by attorneys with sufficient power to reach an agreement on the existence controversy.

17.3 In the event that the Parties, within the Direct Negotiation Deadline, do not reach an agreement, the dispute shall be defined as a technical or non-technical dispute, as applicable. Technical controversies (each a “Technical Controversy”) shall be resolved in accordance with the provisions of Paragraph 17.4. The non-technical controversies (each a “Non-Technical Controversy”) shall be settled as provided in Paragraph 17.5. If the Parties fail to reach an agreement whether a controversy is a Technical or Non-Technical within ten (10) days after the expiration of the Direct Negotiation Deadline, such dispute shall be deemed a Non-Technical Controversy.

17.4 Expert

(a) Choice of Expert. Each and every one of Technical Controversies that cannot be directly resolved by the Parties within the time stipulated in Paragraph 17.2 above and any extension thereof shall be submitted to the final and unappeasable decision of an expert (the “Expert”) appointed by the Parties by mutually agreement within five (5) days after the determination of a Technical Controversy. If the Parties do not agree on the appointment of the Expert, then the Expert shall be appointed by the International Chamber of Commerce in a period not exceeding ten (10) days receiving the request of either Party, once the period to choose one by mutual agreement has expired. The expert must be a domestic expert or foreign expert with broad experience in the controversy matter, who shall not have a conflict of interest with any of the Parties at the time and after his appointment as such until the end of his assigned work.

(b) Expert’s Decision. The Expert shall (i) fix an address and a date to receive information from the Parties regarding the Technical Controversy; (ii) may only make a decision on the matters under assessment, pursuant to Clause Seventeen; and (iii) the Expert shall issue his/her decision on the Technical Controversy within thirty (30) days of his/her appointment. The procedure to resolve a Technical Controversy shall take place in Lima City, Peru, except for the evidence proceedings the Expert deems necessary to conduct elsewhere.

(c) Confidentiality. The Expert shall keep and maintain absolute confidentiality of all information he/she knows due to his/her involvement in the resolution of a Technical Controversy.

(d) Costs and Expenses. Costs and expenses related to the hiring of the Expert and his/her resolution of Technical Controversy shall be proportionally borne by the Parties.

17.5 Arbitration

(a) Non-Technical Controversies. Non-technical controversies shall be settled by arbitration, through a procedure conducted in accordance with Law 26572, General Arbitration Law and the of International Chamber of Commerce Rules, regulations the Parties are unconditionally subject to. The arbitration shall take place in the city of Lima, Peru and shall be conducted in Spanish. The arbitration award shall be given within sixty (60) calendar days following the date on which the Arbitration Tribunal was set up.

(b) Number and choice of arbitrators. The Arbitration Tribunal shall consist of three (3) members. Each Party shall appoint one arbitrator and the third shall be appointed by agreement of the two arbitrators appointed by the Parties, who in turn shall serve as Chairman of the Arbitration Tribunal. If the two arbitrators fail to reach an agreement on appointing a third arbitrator within ten (10) days from the date the second arbitrator was appointed, the third arbitrator shall be appointed by the International Chamber of Commerce at the request of either Party. If a Party does not appoint its corresponding arbitrator within ten (10) days from the date the other Party’s appointment request was received, it shall be deemed to have waived its right and the arbitrator shall be appointed by the International Chamber of Commerce at the other Party’s request.

17.6 The Parties agree that the final decision of both the Expert and the award issued by the Arbitration Tribunal shall be the last resort and shall be subsequently final and without appeal, as applicable. The Parties waive, expressly and to the extent allowed by the applicable laws, the right to appeal or file any contesting appeal (except for clarification before the Arbitral Tribunal or the Expert) against the final decision or award before the Peruvian or foreign judges and courts.

17.7 While there is a pending outcome of any proceeding is pending before the Arbitration Tribunal or expert in accordance with Clause Seventeen, the Parties undertake to continue to perform their respective contractual obligations.

17.8 Each Party agrees to execute without delay the provisions of any final decision by the Expert or the contents in the arbitration award.

17.9 Except as otherwise expressly provided in this Contract, the Parties agree that the arbitration under Clause Seventeen is the only method to resolve any Dispute or Technical Non-Technical Controversy, as applicable, that may arise between them, and they will not initiate any legal action or proceedings or of any other nature based on the existence of a dispute between the Parties, except to give an Expert’s final decision or arbitration award pursuant to Clause Seventeen or to force the other party to participate in an arbitration at law process pursuant to Clause Seventeen.

17.10 If applicable, for any intervention of regular judges and courts within the laws applicable to the arbitration process, the Parties are expressly subject to the judges and courts of the Lima-Cercado Judicial District, waiving the jurisdiction of their domiciles.

CLAUSE EIGHTEEN: PERFORMANCE BOND

18.1 During the term of this Contract, the Client shall:

(i) Maintain a risk classification (Risk Classification) (1) for unsecured long-term “senior” debt security, granted by a risk rating agency, not below category A; or (ii) for common shares, issued by a local risk rating agency, not below the 2nd category, otherwise,

(ii) Thirty (30) days before the supply starts, the Client shall give Producers, to their satisfaction, a bank guarantee letter in their favor in order to ensure compliance with any obligation to pay gas supply invoices issued under this contract, including interest, issued by an institution of adequate solvency at the Producer’s discretion with characteristics such as irrevocable, supportive, unconditionally, without benefit of excussion and immediate execution, for a sum corresponding to twenty-five percent (25%) of the CDM applied for a period of twelve (12) months or, otherwise,

(iii) Fifteen (15) prior to the supply starts, the Client shall make an advance payment for a sum corresponding to the CDM applied to sixty (60) days.

(iv) Sixty (60) days before the supply starts, through Duly Dated Notice, the Client shall give the producers, to satisfaction thereof, the Audited Financial Statements of Globeleq Limited (Parent Company), which after being assessed and at the Producers’ discretion, a Corporate Guarantee can be accepted, issued by the latter, and will back up 100% of the Client’s debt until it is time to pay.

18.2 The guarantee letter shall be extended for a period not less than one hundred eighty (180) days from the date it is delivered to the Producer, and shall be automatically renewed when it expires in order to cover the contract period, without any notice, otherwise it shall be executed.

18.3 At all times, the Client can terminate the performance bond option chosen in Paragraph 18.1 by any of the others. Similarly, if i) is chosen, the minimum required Risk Classification is lost at any time, it shall be changed for any of the other aforementioned alternatives.

CLAUSE NINETEEN: TRANSFER AND ADMINISTRATION

19.1 The Client shall not be entitled to transfer his/her rights, obligations or position in the Contract totally or partially without the Producers’ express written permission, unless the transfer is made to a related company. For this purpose, related company shall mean the one that is part of the same economic group of the Client or the one that directly or indirectly has a stake in the Client’s share capital that allows him/her have a presence in the Board.

19.2 The Client authorizes in advance so Producers may transfer their contractual position in the Contract, provided it derives from the transfer performed either by Pluspetrol, Pluspetrol Camisea, Hunt, Sk, Repsol, Tecpetrol and Sonatrach regarding their corresponding Stakeholding.

19.3 In accordance with the third paragraph of Article 1435 of the Civil Code, transfers accepted expressly and in advance in the preceding Paragraphs shall be effective form the time the transfer agreement is notified through Duly Dated Notice sent to Producers or the Client, as appropriate.

19.4 The Parties may hire third parties to administer the assumed rights and obligations. They may also delegate operational and / or administrative activities, informing the other Party of such a decision. In this case, the Party hiring such a third party shall be responsible for their acts, as if these acts were performed by the Party itself.

CLAUSE TWENTY: ADDRESSES

20.1 Any notice or communication, including any Duly Dated Notice sent between the Parties shall be in writing and with acknowledgment receipt and sent to the following addresses:

a) The Producers at Av Republica de Panama N° 3055, Piso 8, San Isidro, Lima, Republic of Peru.

b) The Client at Av Victor Andres Belaunde N° 147, Via Principal N° 140, Edificio Real Seis, Piso 6, Centro Empresarial Real, San Isidro.

20.2 Either party shall be entitled to change their address within the metropolitan area of Lima city. This change shall be notified to the other Party for the purposes of Paragraph 20.1. The constitution of the new address shall only be effective from the date the change of address was notified.

20.3 The communications sent to Producers at the address indicated in Section a) of Paragraph 20.1) shall be sent to all Producers. Likewise, communications from Pluspetrol to the Client shall be sent by all Producers, unless one of them decides to make a claim individually, which shall be deemed to be filed only to the extent of their stakeholding.

TWENTY FIRST CLAUSE: OBLIGATIONS AND LIABILITY OF PRODUCERS

21.1 The obligation to supply gas that, under the contract, is jointly assumed by Producers, in proportion to their stakeholding in the Contract background. In this regard, liability for damages or others provided in the Contract shall be borne by each Producer in proportion to such stakeholding.

In witness whereof, three (3) counterparts are signed under the same terms, in the city of Lima, on January 02, 2006.

By PLUSPETROL PERU CORPORATION SA

Name: Norberto M. Benito

Post: General Manager

By PLUSPETROL Camisea SA

Name: Norberto M. Benito

Post: General Manager

By HUNT OIL COMPANY OF PERU LLC, Peruvian Branch

Name Barbara Bruce

Post: Legal Representative

By: Sk Corporation, Peruvian Branch

Name: Si-Jong Lim

Post: General Manager

By: Sonatrach Peru Corporation S.A.C.

Name: Dr. Mahtali Ketfi

Post: General Manager

By Tecpetrol del Peru S.A.C.

Name: Fernando Estrada. Sergio Pesavento

Post: Legal Representatives

By: Repsol Exploracion Peru, Peruvian Branch

Name: Gabriel Leret Verdi

Post; General Manager

By: Globeleq Peru S.A.

Name: Javier Garua Burga

Post: General Manager

APPENDIX 1

1. CLIENT COMPANY’S NAME:

GLOBELEQ PERU SA

2. LOCATION OF PLANT(S):

At Km 63.5 of Panamericana Sur Highway - Chilca - Lima or later indicated by the Client.

The following parameters indicate the total values hired by the company specified in this paragraph.

3. FIRST GAS TURBINE

• MAXIMUM DAILY AMOUNT - CDM:	1,100,003	m3/day
• CONTRACTUAL DAILY AMOUNT- CDC:	220,000	m3/day

4. SECOND GAS TURBINE

• MAXIMUM DAILY AMOUNT - CDM:	1100.006	m3/day
• CONTRACTUAL DAILY AMOUNT - CDC:	220,000	m3/day

APPENDIX II

1. BASE PRICE (PB)

It corresponds to the Gas Base Price on the date the License Contract was signed for the exploitation of hydrocarbons in Block 88.

ONE DOLLAR AMERICAN PER / MILLION BTU (U.S. $ 1.00 1MMBTU)

2. FACTORS TO DETERMINE THE PRICE

They defined according to the Daily Contract Amount—CDC and of the “take or pay” percentage specified for each year.

2.1 FACTOR “A” ACCORDING TO CDC

CDC—MMCD	FACTOR “A”
30.0	1000
55.0	0.995
85.0	0.990
115.0	0.985
140.0	0.980
285.0	0.970
550.0	0.960

For intermediate values of CDC up to 550.0 MMCD (thousands of m3 per day), factor “A” is obtained by linear interpolation among close values.

2.2 FACTOR “B” ACCORDING TO TAKE OR PAY PERCENTAGE

TAKE OR PAY PERCENTAGE	“B” FACTOR
100	0.95
90	0.97
80	0.98
70	0.99
60	1.00

APPENDIX II

3. GAS SALE PRICE (PVG)

PVG PBn x Factor = “A” x Factor “B”

4. FORMULA OF BASE PRICE ADJUSTMENT

The Base Price shall be adjusted monthly, from January 1, 2005, according to the application of the following formula:

PBn = PB x Adjustment Factor

Where:

Adjustment Factor = 0.5 * FO1/FO1a + 0.25 * FO2j/FO2a + 0.25 * FO3j/F03a

•	If the adjustment factor is less than one (1), such a factor shall be equal to one (1).

PBn = Base Price for the calculation month

PB = Base Price on the Date the License Contract was signed for the exploitation of hydrocarbons in Block 88. (December 9, 2000).

F01 = Fuel Oil N° 6 U.S. Gulf Coast Waterbome (1% sulfur)

F02 = Fuel Oil N° 6 Rotterdam (1% sulfur)

F03 = Fuel Oil N° 6 New York (3% sulfur)

F01 j, and FO3j F02j are arithmetic averages of the respective Fuel Oil price, taken daily from prices published in Platt’s Oilgram Price Report, for the twelve (12) month period preceding the calculation month.

F01, F02, and F03 are arithmetic averages of the respective Fuel Oil price, taken daily from prices published in Platt’s Oilgram Price Report, for the twelve (12) month period preceding the month in which the License Contract was signed for the exploitation of hydrocarbons in Block 88. (December 9, 2000).

APPENDIX III

The gas quality characteristics subject matter of this Contract shall be those set out in the Seventh Supplementary Provision of the Natural Gas Pipeline Transport Service Standard, approved by Supreme Decree N° 018-2004-EM and are as follows:

1. Contaminants in Gas

The Gas supplied shall not exceed the following limits of pollutants:

Total sulfur:	15 mg/m3
H2S:	3 mg/m3
CO2:	2% by volume
Total Inert:	4% by volume
Free water:	0
Water Vapor:	65 mg/m3
Hydrocarbon Dew Point:	-4 °C to 5500 kPa

The Gas shall be free from sand, dust, rubber, oils, glycols and other impurities. The maximum gas temperature shall be 50 ° C.

2. Calorific Gas

The gross calorific value of the supplied gas shall be between 8,800 and 10,300 kcal/m3 (36.84 and 43.12 MJ/m3).

APPENDIX IV

1. OPERATIONAL MEASURES

1.1 ADDITIONAL CONTRACT MONTHS FOR PRCD AND FOR CARRY FORWARD PERIOD

PERCENTAGE TAKE OR PAY %	ADDITIONAL CONTRACT MONTHS
90 to 100	8
80 to <90	6
70 <80	5
60a <70	4

SERIES B No. 1418772

22672

Nº: 4273

Preliminary Notarial Instrument: 4082

Kardex: 85222

FIRST ADDENDUM TO THE CONTRACT OF EXCLUSIVE SUPPLY OF NATURAL

GAS DATED JANUARY 2ND 2006 ENTERED INTO BY AND BETWEEN

PLUSPLETROL CAMISEA S.A.

HUNT OIL COMPANY OF PERU L.L.C, SUCURSAL DEL PERU

SK CORPORACION, SUCURSAL PERUANA

SONATRACH PERU CORPORATION S.A.C

TECPETROL DEL PERU S.A.C

AND REPSOL EXPLORACIÓN PERU, SUCURSAL DEL PERU

and:

GLOBELEQ S.A.

In the city of Lima, on September 17th, 2007, I, Ricardo Fernandini Barreda issue this deed, pursuant to the provisions set forth in article 54, subsection H of Law Nº 26002.

APPEAR:

PLUSPETROL PERU CORPORATION S.A., with Taxpayer Identification Nº 20304177552, domiciled at Avenida República de Panamá Nº 3055, Piso 7, San Isidro, Lima, duly represented by its Commercial Manager Mr. Ramón Alejandro Duggan, Argentinian, married, engineer, duly identified by Alien’s Card Nº 299912, and his Legal Manager Mr. Jorge Emilio Liceti Hilbck, Peruvian, married, attorney, duly identified by National Identity Card Nº 07865905, voter; both as per power of attorney registered in the Record C0035 of the Entry Nº 11246333 of the Registry of Legal Entities of Lima;

PLUSPETROL CAMISEA S.A with Taxpayer Identification Nº20510889135, domiciled at Avenida República de Panamá Nº 3055, Piso 7, San Isidro, Lima duly represented by its Commercial Manager Mr. Ramón Alejandro Duggan, Argentinian, married, engineer, duly identified by Aliens’ Card Nº 299912, and his Legal Manager Mr. Jorge Emilio Liceti Hilbck, Peruvian, married, attorney, duly identified by National Identity Card Nº 07865905, voter; both as per power of attorney registered in the Record C0035 of the Entry Nº 11246333 of the Registry of Legal Entities of Lima.

HUNT OIL COMPANY OF PERU L.L.C., SUCURSAL DEL PERU with Tax Identification Nº 20467685661 domiciled at Avenida Víctor Andrés Belaúnde Nº 147, Edificio Real 6, Oficina 503, San Isidro, duly represented by its National Agent Mr. Carlos del Solar Simpson, Peruvian, married, engineer, duly identified by National Identity Card No. 07275671, according to Power of attorney registered on entry A00017 of File No. 11123160 of the Registry of Corporations Registry of the Public Records of Lima.

SK CORPORATION, SUCURSAL PERUANA with Taxpayer Identification Nº20299935648, domiciled at Av. Víctor Andrés Belaúnde No. 147, Via Principal 155, Oficina 1402, San Isidro, Lima duly represented by its General Manager Si-Jong Lim, Korean, married, lawyer, duly identified by Aliens’ Card Nº 108882, as per power of attorney registered in the Record C0035 of the Entry Nº 11246333 of the Registry of Legal Entities of Lima.

SONATRACH PERU CORPORATION S.A.C. with Taxpayer Identification Nº20506766762, domiciled at Av. Víctor Andrés Belaúnde No. 147, Via Principal 110, Torre Real 5, Oficina 802, San Isidro, Lima duly represented by its General Manager Mahtali Ketfi, Argelian, married, geologist, duly identified by Aliens’ Card Nº 328149, as per power of attorney registered in the Record C0002 of the Entry Nº 11464787 of the Registry of Legal Entities of Lima.

TECPETROL DEL PERU S.A.C. with Taxpayer Identification Nº20499433698, domiciled at Av. Canaval y Moreyra No. 340, 6to Piso, San Isidro, duly represented by its Sergio Fernando Pesavento, Argentinian, married, engineer, duly identified by Aliens’ Card Nº 30000, and Ms. Rosa Maria del Carmen Ludowieg Alvarez Calderon, Peruvian, married, lawyer, duly identified by National Identification Card No. 08227090, with voters’ right, both authorized as per power of attorney registered on Entry Nº 11227091 of the Registry of Legal Entities of Lima.

And

REPSOL EXPLORACION PERU, SUCURSAL PERU with Taxpayer Identification Nº20258268728 domiciled at Av. Víctor Andrés Belaúnde No. 147, Via Principal 140, Oficina 301, Edificio Real 6, Centro Empresarial Real, San Isidro, duly represented by its General Manager Guillermo Muñoz-Delgado Diaz del Rio Spaniard, married, mining engineer, duly identified by Passport Nº AA406120, as per power of attorney registered in the Record A00048 of the Entry Nº 306614 of the Registry of Legal Entities of Lima.

And the other Party:

GLOBELEQ S.A. with Taxpayer Identification Nº20510992904, domiciled at Av. Víctor Andrés Belaúnde No. 147, Via Principal No. 140, Edificio Real Seis, Piso 6, Centro Empresarial Real, San Isidro, Lima duly represented by Mr. Javier García Burgos Benfield Peruvian, married, executive, duly identified by National Identification Card No. 07258488, with voters’ right, authorized as per power of attorney registered on the Entry Nº 11767759 of the Registry of Legal Entities of Lima.

Granters are adults who have been identified by the Identification Card they showed, they proceed with legal capacity, free will and knowledge of the act that they are carrying out, they have sent the preliminary notarial document signed and authorized for its contents to be taken to the public deed, the same that I file in the respective minutes book and which literal content is as it follows:

PRELIMINARY NOTARIAL INSTRUMENT: Ricardo Fernandini Barreda:

Please Mr. Notary enter in your Registry of Public Deeds the First Addendum to the Contract of Exclusive Supply of Natural Gas dated January 2nd, 2006, entered into by as one party PLUSPETROL PERU COPORATION S.A. (Pluspetrol) with Tax Identification Nº 20304177552 domiciled at Avenida República de Panamá Nº 3055, Piso 7, San Isidro, Lima, duly represented by its Commercial Manager Mr. Ramón Alejandro Duggan duly identified by Alien’s Card Nº 299912 and his Legal Manager Mr. Jorge Emilio Liceti Hilbck; both as per power of attorney registered in the Record C0035 of the Entry Nº 11246333 of the Registry of Legal Entities of Lima of the Registry Office of Lima;

PLUSPETROL CAMISEA S.A (Pluspetrol Camisea) with Taxpayer Identification Nº 20510889135, domiciled at Avenida República de Panamá Nº 3055, Piso 7, San Isidro, Lima duly represented by its Commercial Manager Mr. Ramón Alejandro Duggan, identified by Aliens’ Card Nº 299912, and his Legal Manager Mr. Jorge Liceti Hilbck, both as per power of attorney registered in the Record C005 of the Entry Nº 11776271 of the Registry of Legal Entities of the Registry Office of Lima; HUNT OIL COMPANY OF PERU L.L.C., SUCURSAL DEL PERU with Tax Identification Nº 20467685661 domiciled at Avenida Víctor Andrés Belaúnde Nº 147, Edificio Real 6, Oficina 503, San Isidro, duly represented by its National Agent Mr. Carlos del Solar Simpson duly identified by National Identity Card No. 07275671 as per power of attorney registered in the Record A00017 of the Entry Nº 11123160 of the Registry of Legal Entities of Lima; SK CORPORATION, SUCURSAL PERUANA (Sk) with Taxpayer Identification Nº 20299935648 domiciled at Avenida Víctor Andrés Belaúnde Nº 147, Vía Principal 155. Oficina 1402, San Isidro, duly represented by its General Manager Mr. Si- Jong Lim identified by Aliens’ Card Nº 108882, as per power of attorney registered in the Record A0008 of the Entry Nº 02015544 of the Registry of Legal Entities of the Registry Office of Lima; SONATRACH PERU CORPORATION S.A.C.(Sonatrach) with Taxpayer Identification Nº 20506766762 domiciled at Víctor Andrés Belaúnde Nº 147, Vía Principal Nº110, Torre Real 5, oficina 802, San Isidro, duly represented by its General Manager Mr. Mahtali Ketfi identified with Aliens’ Card Nº 000328149 as per power of attorney registered in the Record C0002 of the Entry Nº 11464787 of the Registry of Legal Entities of the Registry Office of Lima, TECPETROL DEL PERU S.A.C (Tecpetrol) with Taxpayer Identification Nº 20499433698 domiciled at Avenida Canaval y Moreyra Nº 340, 6to piso, San Isidro, duly represented by Mr. Sergio Fernando Pesavento identified with Aliens’ Card Nº 30000 and Mrs. Rosa María del Carmen Ludowieg Alvarez Calderon identified with National Identity card Nº 08227090, both as per power of attorney registered in the Entry Nº 11227091 of the Registry of Legal Entities of the Registry Office of Lima; and REPSOL EXPLORACIÓN PERU, SUCURSAL DEL PERÚ, (Repsol) with Taxpayer Identification Nº20258262728 domiciled at Víctor Andrés Belaúnde Nº 147, Vía Principal Nº140, oficina 301, Edificio Real 6, Centro Empresarial Real, San Isidro, duly represented by its General Manager Mr. Guillermo Muñoz – Delgado Díaz identified with Passport Nº AA406120 as per power of attorney registered in Record A00048 registered in the Entry Nº 306614 of the Registry of Legal Entities of the Registry Office of Lima hereinafter referred to collectively as Producers and , the other party GLOBELEQ S.A. with Taxpayer Identification Nº 20510992904 domiciled at Víctor Andrés Belaúnde Nº 147, Vía Principal Nº140, Edificio Real Seis, Piso 6, Centro Empresarial Real, San Isidro, duly represented by Mr. Javier García Burgos Benfield identified with National Identity Card Nº 07258488 authorized according to power of attorney registered in the Entry Nº 11767759 of the Registry of Legal Entities of Lima who hereinafter will be called Client under the following terms and conditions:

FIRST: BACKGROUND

1.1	On January 2, 2006, the Client entered into an Exclusive Supply Agreement of Natural Gas (hereinafter “the Agreement”) with the Producers.

SECOND: PURPOSE

By the means of this Addendum both Producers and the Client agree to amend the paragraphs 3 and 4 of the Appendix II of the Agreement as specified as follows:

APPENDIX II

3. GAS SALE PRICE

The Gas Base Price shall be adjusted on January 1 of each year according to the application of the following formula:

PGn = PBG x Adjustment Factor x A Factor x B Factor

Where:

PGn= Gas price for the new period of adjustment

PBG: Base price of the Gas: 1.00 US$/MMBTU

A and B Factors: found according to the paragraphs 2.1 and 2.2 of the Appendix II of the Agreement.

Adjustment Factor = 0.6 (WPS1191i/WPS1191j) + 0.4* (WPU05l/WPU05j)

•	If the adjustment factor is less than one (1), such a factor shall be equal to one (1).

WPS1191i: Arithmetic average of the Oil Field and Gas Field Machinery Index, published by the U.S. Department of Labor (Bureau of Labor Statistics) for the 12 months available and before the 1st of January of each year. (provisory date will be considered as final to estimate de Adjustment Factor)

WPS1191j: Arithmetic average of the Oil Field and Gas Field Machinery Index, published by the U.S. Department of Labor (Bureau of Labor Statistics) for the 12 months prior the Date of Signature of the Permit Agreement to exploit Hydrocarbons of Plot 88 (December 1999 to November 2000)

WPU05l: Arithmetic average of the Fuels and Related Products and Power Index, published by the U.S. Department of Labor (Bureau of Labor Statistics) for the 12 available months before the 1st of January of each year (provisory date will be considered as final to estimate de Adjustment Factor)

WPU05j: Arithmetic average of the Fuels and Related Products and Power Index, published by the U.S. Department of Labor (Bureau of Labor Statistics) for the 12 months prior the Date of Signature of the Permit Agreement to exploit Hydrocarbons of Plot 88 (December 1999 to November 2000).

As from January 1, 2007 and until January 1, 2013, the application of the Adjustment Factor shall not represent any increase in the product (PGB x Adjustment Factor) above 5% with regards to the last current value of the immediately previous adjustment period, additionally during the 5 following years as from January 01, 2013 the product increase (PBG x Adjustment Factor) shall not exceed 7% with regards to the last current value of the immediately prior adjustment period.

Independently from the above-mentioned paragraphs and exclusively for the period between January and December 2007 the PGn for each month of the Agreement will be as follows:

• January 2007	:	1.2778 US$/MMBTU

• February 2007	:	1.2879 US$/MMBTU

• March 2007	:	1.2982 US$/MMBTU

• April 2007	:	1.3086 US$/MMBTU

• May 2007	:	1.3190 US$/MMBTU

• June to December 2007	:	1.3296 US$/MMBTU

CLAUSE THREE: TERM OF CONTRACT AND ITS MODIFICATIONS

The modification effects to the Contract that were introduced in this document are carried back to the Contract subscription date. The effects to the modifications to the Contract introduced in this document will trace back to the date of signature of the Contract.

The clauses and Annexes of the Contract that have not been modified expressly by this document will remain in force.

Signed in Lima on September 14th, 2007

SIGNED PLUSPETROL PERU CORPORATION S.A. RAMÓN ALEJANDRO DUGGAN, AND JORGE EMILIO LICETI HILBCK

SIGNED BY PLUSPETROL CAMISEA S.A. RAMÓN ALEJANDRO DUGGAN, AND JORGE EMILIO LICETI HILBCK

SIGNED BY HUNT OIL COMPANY OF PERU L.L.C., SUCURSAL DEL PERU, CARLOS DEL SOLAR SIMPSON

SIGNED BY SK CORPORATION, SUCURSAL PERUANA: SI-JONG LIM

SIGNED BY SONATRACH PERU CORPORATION S.A.C.; MAHTALIKETFI

SIGNED BY TECPETROL DEL PERÚ S.A.C. : SERGIO FERNANDO PESAVENTO Y ROSA DEL CARMEN LUDOWIEG ALVAREZ CALDERON

SIGNED BY REPSOL EXPLORACIÓN PERU SUCURSAL DEL PERU: GUILLERMO MUÑOZ DELGADO DIAZ DEL RIO

SIGNED BY GLOBELEQ S.A., MR. JAVIER GARCÍA BURGOS BENFIELD

JORGE OLIVERA ESTREMADOYRO WITH Lima Bar Registration NUMBER: 6959 authorizes and signs this preliminary notarial instrument.

CONCLUSION: HAVING READ THE INSTRUMENT, THE GRANTORS RATIFY ITS CONTENT DECLARED TO HAVE COMPARED IT WITH THE PRELIMINARY NOTARIAL INSTRUMENT, WHICH IS INSERTED. THEY SIGN THIS DOCUMENT, I ATTEST. THIS INSTRUMENT IS ISSUED IN PAGE SERIAL B Nº 1418772 TO SERIAL B Nº 1418775.-

BY PLUSPETROL DEL PERU CORPORATION S.A.

(SIGNATURE) RAMÒN ALEJANDRO DUGGAN – SIGNATURE 09/20/07 FINGERPRINT

(SIGNATURE) JORGE EMILIO LICETI HILBCK – SIGNATURE 09/20/07 FINGERPRINT

(SIGNATURE) GUILLERMO MUÑOZ- DELGADO DIAZ DEL RIO – SIGNATURE 10/15/07 FINGERPRINT

BY GLOBELEQ S.A

(SIGNATURE) JAVIER GARCÍA BURGOS BENFIELD . SIGNATURE 09/26/07 FINGERPRINT

THE SIGNATURE PROCESS CONCLUDES: October 15th, 2007

(SIGNATURE) RICARDO FERNANDINI BARREDA – NOTARY PUBLIC IN AND FOR LIMA

(Seal) This document is a true copy of the public deed appearing in my Record dated September 17th 2007 on pages 22672. I issued this exemplified copy upon request of the interested party in accordance with the Law. I stamp my hand and seal in every page.

Lima, October 15th 2007.

(Signed) Ricardo Fernandini Barreda—Notary Public in and for Lima

1571983

56983

Nº: 9884

Preliminary Notarial Instrument: 9463

Kardex: 93178

SECOND ADDENDUM TO THE CONTRACT OF SUPPLY OF NATURAL GAS

ENTERED INTO BY AND BETWEEN

PLUSPETROL PERU CORPORATION S.A.

PLUSPLETROL CAMISEA S.A.

HUNT OIL COMPANY OF PERU L.L.C, SUCURSAL DEL PERU

SK ENERGY, SUCURSAL PERUANA

SONATRACH PERU CORPORATION S.A.C.

TECPETROL DEL PERU S.A.C.

AND REPSOL EXPLORACIÓN PERU, SUCURSAL DEL PERU

AND:

KALLPA GENERACION S.A.

INTRODUCTION

In the city of Lima, on July 10th, 2008, I, Ricardo Fernandini Barreda issue this deed, pursuant to the provisions set forth in articles 27 and 54, subsection H of Legislative Decree Nº 1049.

APPEAR:

PLUSPETROL PERU CORPORATION S.A., with Taxpayer Identification Nº 20304177552, domiciled at Avenida República de Panamá Nº 3055, Piso 7, San Isidro, Lima, duly represented by its Commercial Manager Mr. Ramón Alejandro Duggan, Argentinian, married, engineer, duly identified by Alien’s Card Nº 299912, and its Legal Manager Mr. Jorge Emilio Liceti Hilbck, Peruvian, married, attorney, duly identified by National Identity Card Nº 07865905, voter; both as per power of attorney registered in the Record C0035 of the Entry Nº 11246333 of the Registry of Legal Entities of Lima;

PLUSPETROL CAMISEA S.A with Taxpayer Identification Nº 20510889135, domiciled at Avenida República de Panamá Nº 3055, Piso 7, San Isidro, Lima duly represented by its Commercial Manager Mr. Ramón Alejandro Duggan, Argentinian, married, engineer, duly identified by Aliens’ Card Nº 299912, and its Legal Manager Mr. Jorge Emilio Liceti Hilbck, Peruvian, married, attorney, duly identified by National Identity Card Nº 07865905, voter; both as per power of attorney registered in the Entry Nº 11776271 of the Registry of Legal Entities of Lima.

HUNT OIL COMPANY OF PERU L.L.C., SUCURSAL DEL PERU with Tax Identification Nº 20467685661 domiciled at Avenida Víctor Andrés Belaúnde Nº 147, Edificio Real 6, Oficina 503, San Isidro, duly represented by its National Agent Mr. Carlos del Solar Simpson, Peruvian, married, engineer, duly identified by National Identity Card N°07275671, as per power of attorney registered in the Record A00017 of the Entry N° 11123160 of the Registry of Legal Entities of Lima.

SK ENERGY, SUCURSAL PERUANA (SK) with Tax Identification Nº 20299935648 domiciled at Avenida Víctor Andrés Belaúnde Nº 147, Vía Principal 155, Oficina 1402, San Isidro, duly represented by its General Manager Mr. Han Jin Yoo, Korean, married, bachelor in sciences major in engineering, identified by Alien’s Card N°482873, as per power of attorney registered in the Record A0008 of the Entry N° 02015544 of the Registry of Legal Entities of Lima.

SONATRACH PERU CORPORATION S.A.C. with Tax Identification Nº 20506766762 domiciled at Avenida Víctor Andrés Belaúnde Nº 147, Vía Principal N°110, Torre Real 5, Oficina 802, San Isidro, duly represented by its General Manager Mr. Mathali Ketfi, Algerian, married, geologist, identified by Alien’s Card N°328149, as per power of attorney registered in the Record C0002 of the Entry N° 11464787 of the Registry of Legal Entities of Lima.

TECPETROL DEL PERU S.A.C. with Tax Identification Nº 20499433698 domiciled at Avenida Canaval y Moreyra N° 340, 6to Piso, San Isidro, duly represented by Fabio Gaudelli, Argentinian, married, accountant, duly identified by Alien’s Card N°000433112 and Mrs. Rosa Maria del Carmen Ludowieg Alvarez Calderon, Peruvian, married, attorney, duly identified by National Identity Card N°08227090, voter, both as per powers of attorney registered in the Entry N° 11227091 of the Registry of Legal Entities of Lima.

And REPSOL EXPLORACIÓN PERU, SUCURSAL DEL PERU with Tax Identification Nº 20258262728 domiciled at Avenida Víctor Andrés Belaúnde Nº 147, Vía Principal N°103, Oficina 202, Edificio Real X, Centro Empresarial Real, San Isidro, duly represented by its General Manager Mr. Evandro Correa Nacul, Brazilian, married, businessman, duly identified by Brazilian Passport N°CV257218, authorized as per power of attorney registered in the Record A00053 of the Entry N° 00306614 of the Registry of Legal Entities of Lima.

AND

KALLPA GENERACION S.A. with Tax Identification Nº 20510992904 domiciled at Avenida Víctor Andrés Belaúnde Nº 147, Torre Real 5, Piso 13, Centro Empresarial Real, San Isidro, duly represented by Mr. Javier García Burgos Benfield, Peruvian, married, aeronautical engineer, duly identified by National Identity Card N°07258488, voter, authorized as per power of attorney registered in the Entry N° 11767759 of the Registry of Legal Entities of Lima.

The appearing parties are of legal age, whom I have identified, I attest. The parties proceed with capacity, freedom and knowledge of the act performed. A signed preliminary notarial instrument is submitted to be registered as Public Deed, which I file in the respective minutes book and which literal content is as it follows:

PRELIMINARY NOTARIAL INSTRUMENT: Ricardo Fernandini Barreda:

Please Mr. Notary enter in your Registry of Public Deeds the Second Addendum to the Contract of Supply of Natural Gas(hereinafter referred to as the Contract of Supply), entered into by as one party PLUSPETROL PERU COPORATION S.A. (Pluspetrol) with Tax Identification Nº 20304177552 domiciled at Avenida República de Panamá Nº 3055, Piso 7, San Isidro, Lima, duly represented by its Commercial Manager Mr. Ramón Duggan identified by Alien’s Card Nº 299912 and its Legal Manager Mr. Jorge Emilio Liceti Hilbck, identified by National Identity Card N°07865905; both as per power of attorney registered in the Entry Nº 11246333 of the Registry of Legal Entities of the Registry Office of Lima; PLUSPETROL CAMISEA S.A (Pluspetrol Camisea) with Taxpayer Identification Nº 20510889135, domiciled at Avenida República de Panamá Nº 3055, Piso 7, San Isidro, Lima duly represented by its Commercial Manager Mr. Ramón Duggan, identified by Aliens’ Card Nº 299912, and its Legal Manager Mr. Jorge Liceti Hilbck, identified by National Identity Card N°07865905, both as per power of attorney registered in the Entry Nº 11776271 of the Registry of Legal Entities of the Registry Office of Lima; HUNT OIL COMPANY OF PERU L.L.C., SUCURSAL DEL PERU with Tax Identification Nº 20467685661 domiciled at Avenida Víctor Andrés Belaúnde Nº 147, Edificio Real 6, Oficina 503, San Isidro, duly represented by its National Agent Mr. Carlos del Solar Simpson duly identified by National Identity Card No. 07275671, engineer, as per power of attorney registered in the Record A00017 of the Entry Nº 11123160 of the Registry of Legal Entities of the Registry Office of Lima; SK ENERGY, SUCURSAL PERUANA (SK) with Taxpayer Identification Nº 20299935648 domiciled at Avenida Víctor Andrés Belaúnde Nº 147, Vía Principal 155. Oficina 1402, San Isidro, duly represented by its General Manager Mr. Han Jin Yoo identified by Aliens’ Card Nº 482873, as per power of attorney registered in the Record A0008 of the Entry Nº 02015544 of the Registry of Legal Entities of the Registry Office of Lima; SONATRACH PERU CORPORATION S.A.C.(Sonatrach) with Taxpayer Identification Nº 20506766762 domiciled at Víctor Andrés Belaúnde Nº 147, Vía Principal Nº110, Torre Real 5, oficina 802, San Isidro, duly represented by its General Manager Mr. Mahtali Ketfi identified with Aliens’ Card Nº 328149 as per power of attorney registered in the Record C0002 of the Entry Nº 11464787 of the Registry of Legal Entities of the Registry Office of Lima; TECPETROL DEL PERU S.A.C (Tecpetrol) with Taxpayer Identification Nº 20499433698 domiciled at Avenida Canaval y Moreyra Nº 340, piso 6, San Isidro, duly represented by Mrs. Rosa María del Carmen Ludowieg Alvarez Calderon identified by National Identity Card Nº 08227090 and Mr. Fabio Gaudelli identified by Aliens’ Card Nº 000433112, both as per powers of attorney registered in the Entry Nº 11227091 of the Registry of Legal Entities of the Registry Office of Lima; and REPSOL EXPLORACIÓN PERU, SUCURSAL DEL PERU, (Repsol) with Taxpayer Identification Nº 20258262728 domiciled at Víctor Andrés Belaúnde Nº 147, Vía Principal Nº140, oficina 202, Edificio Real X, Centro Empresarial Real, San Isidro, duly represented by its General Manager Mr. Evandro Correa Nacul identified with Brazilian Passport Nº CV257218 as per power of attorney registered in Record A00053 of the Entry Nº 00306614 of the Registry of Legal Entities of the Registry Office of Lima hereinafter referred to collectively as Producers and, the other party, KALLPA

GENERACION S.A. with Taxpayer Identification Nº 20510992904 domiciled at Víctor Andrés Belaúnde Nº 147, Torre Real 5, Piso 13, Centro Empresarial Real, San Isidro, duly represented by Mr. Javier García Burgos Benfield identified by National Identity Card Nº 07258488 authorized as per power of attorney registered in the Entry Nº 11767759 of the Registry of Legal Entities of the Registry Office of Lima hereinafter referred to as Client under the following terms and conditions:

FIRST: BACKGROUND

1.1	On January 02nd, 2006, the Client has executed with the Producers the Contract of Exclusive Supply of Natural Gas (hereinafter referred to as the “Contract”) which was amended by the First Amendment to Contract executed on September, 14th, 2007.

1.2	On June 12nd, 2008, the Client has sent to the Producers a letter requesting amendment of contracted quantities in force due to recalculating turbine operation efficiency and additionally the increase in contracted quantities resulting from installing a third gas turbine and the future conversion of its power plant to combined cycle.

SECOND: PURPOSE

The Producers and the Client hereby agree the following amendments to the Agreement under this Addendum:

2.1 It is agreed to amend Section 1.21 under the following terms:

1.21 Completion Date: The Contract shall complete upon fifteen (15) years as of the Start Date of Natural Gas Supply, if the Contract is not extended or upon the expiration of its corresponding extensions.

2.2 It is agreed to amend Section 3.4 under the following terms:

3.4 Within eighteen (18) months after producing the first Nomination corresponding to the First Gas Turbine and provided that the Client has submitted to the Producers the authorization issued by the Ministry of Energy and Mines to install the Second Gas Turbine, the Client may notice to the Producers the DCQ and MDQ increase in the values referred to the consumption of the Second Gas Turbine stated on section 4 of Exhibit I to this Contract. The aforementioned increase shall operate the following day upon the receipt by the Producers of the Duly Date Document. If the aforementioned increased is performed, resulting MDQ and DCQ shall be the addition of MDQ and DCQ referred to the First and Second Gas Turbine.

Notwithstanding the provisions stated in this Section, if, until the last working day of July 2009, the Client has not commissioned the Second Gas Turbine, the Producers shall be entitled to reduce the MDQ to the quantity referred to the consumption of the First Gas Turbine.

2.2 It is agreed to add Sections 3.6 and 3.7 under the following terms:

3.6 Within fifteen (15) months following the commissioning of the Second Gas Turbine and provided that the Client has submitted to the Producers the authorization issued by the Ministry of Energy and Mines to install the Third Gas Turbine, the Client shall be entitled to request the DCQ and MDQ increase in the values referred to the consumption of the Third Gas Turbine stated on section 5 of Exhibit I to this Contract. The aforementioned increase shall operate the following day upon the receipt by the Producers of the Duly Date Document. If the aforementioned increased is performed, resulting MDQ and DCQ shall be the addition of MDQ and DCQ in force on the prior date to submitting increase request stated on this section and corresponding MDQ and DCQ to the Third Gas Turbine.

Notwithstanding the provisions stated in this Section, if, until the last working day of August 2010, the Client has not commissioned the Third Gas Turbine, the Producers shall be entitled to reduce the MDQ to the value in force on the prior date to submitting increase request stated on this section.

3.7 Within eighteen (18) months following the commissioning of the Third Gas Turbine and provided that the Client has submitted to the Producers the authorization issued by the Ministry of Energy and Mines to install the Combined Cycle, the Client shall be entitled to request the DCQ and MDQ increase in the values referred to the consumption of the Combined Cycle stated on section 6 of Exhibit I to this Contract. The aforementioned increase shall operate the following day upon the receipt by the Producers of the Duly Date Document. If the aforementioned increased is performed, resulting MDQ and DCQ shall be the addition of MDQ and DCQ in force on the prior date to submitting increase request stated on this section and corresponding MDQ and DCQ to the Combined Cycle.

Notwithstanding the provisions stated in this Section, if, the Client has not commissioned the Combined Cycle on the date stated in the work schedule submitted before the competent authority plus any duly authorized extension by the referred authority with a limit which shall not exceed December 2013, the Producers shall be entitled to reduce the MDQ to the value in force on the prior date to submitting increase request stated on this Section.

2.4 It is agreed to amend the contents of sections 3 to 6 of Exhibit I as follows:

3. First Gas Turbine

•	Maximum Daily Quantity- MDQ: 1’200,000 m3/day.

•	Daily Contract Quantity- DCQ: 270,000 m3/day.

4. Second Gas Turbine

•	Maximum Daily Quantity- MDQ: 1’300,000 m3/day.

•	Daily Contract Quantity- DCQ: 320,000 m3/day.

5. Third Gas Turbine

•	Maximum Daily Quantity- MDQ: 1’300,000 m3/day.

•	Daily Contract Quantity- DCQ: 650,000 m3/day.

6 Combined Cycle:

•	Maximum Daily Quantity- MDQ: 450,000 m3/day.

•	Daily Contract Quantity- DCQ: 225,000 m3/day.

2.5 It is agreed to amend section 1.1 of Exhibit IV under the following terms:

1.1 Additional Months of Contract for Discounted Capital Recovery Period and Carry Forward Period

Take or Pay Percentage %	Additional Months of Contract
90 to 100	12
80 to < 90	8
70 to < 80	6
60 to < 70	4

2.6 It is agreed to amend subsection a) and add subsection f) on Section 15.2 of Fifteenth Clause of Contract of Supply under the following terms:

a. Any external war act (declared or not declared), invasion, armed conflict, blockage, seizure, revolution, riot, insurrection, civil commotion or terrorism acts provided that they totally or partially affect the facilities of Producers or Client and prevent from supplying Gas to the Power Plant. Furthermore, any act of the Peruvian government affecting in any way the availability of Natural Gas by the Producers.

f. The Force Majeure declared and duly evidenced by the Producers related to geological risks on deposits of Lot 88 as well as the risks of reserve depletion of the referred Lot.

2.7 It is agreed to replace Sections 18.1 and 18.2 of Eighteenth Clause under the following terms:

18.1 During the effectiveness of this Contract, the Client undertakes to:

(i) Keep a risk rating (the Risk Rating) (i) for securities of non-guaranteed and long-term senior debt granted by an international risk rating agency (Standard & Poors, Moody´s or Fitch Ratings) not less than Category BBB in the international scale; or (ii) for common shares granted by an international risk rating agency (Standard & Poors, Moody´s or Fitch Ratings) not less than Category 3a in the international scale or if it not available, to keep a risk rating (i) for securities of non-guaranteed and long-term senior debts granted by a Peruvian risk rating agency (Apoyo y Asociados Internacionales S.A.C, Pacific Credit Rating or Equilibrium) not less than Category AA- in the local scale; or (ii) for common shares granted by a Peruvian risk rating agency (Apoyo y Asociados Internacionales S.A.C, Pacific Credit Rating or Equilibrium) not less than Category 1a in the local scale, or if not available,

(ii) Thirty (30) days before beginning the supply, the Client shall deliver to the Producers upon their satisfaction, a letter of guarantee in his favor to ensure the compliance of any payment obligations of invoices by supplying Gas issued under this Contract including interest issued by an entity with due solvency at Producers discretion, being irrevocable, joint and several, unconditional, without right of excussio and automatically enforceable for an amount representing twenty five percent (25%) of MDQ applied for a twelve (12) month period or if not available,

(iii) Fifteen (15) days before beginning the supply, the Client shall make an advance payment for an amount referred to MDQ applied to sixty (60) days.

18.2 If the letter of guarantee is chosen, it shall be issued for a period not less than one hundred (180) days as of its delivery to the Producers and shall be automatically renewed upon its expiration to cover the contract term without further notice, otherwise it shall be enforced. Furthermore, it is required that the issuing bank of letter of guarantee keep a risk rating not less than Category “A-” in the international scale (issuing bank rating) granted by an international risk rating agency (Standard & Poors, Moody´s or Fitch Ratings) or a risk rating not less than Category “A” in the local scale (issuing bank rating) granted by a Peruvian risk rating agency (Apoyo y Asociados Internacionales S.A.C, Pacific Credit Rating or Equilibrium).

THIRD: CONTRACT EFFECTIVENESS AND ITS AMENDMENTS

The Clauses and Exhibits to the Contract that shall not been expressly amended by this document shall remain in force.

Signed in Lima on July 10th, 2008

SIGNED BY PLUSPETROL PERU CORPORATION S.A.: RAMÓN ALEJANDRO DUGGAN, AND JORGE EMILIO LICETI HILBCK

SIGNED BY PLUSPETROL CAMISEA S.A.: RAMÓN ALEJANDRO DUGGAN, AND JORGE EMILIO LICETI HILBCK

SIGNED BY HUNT OIL COMPANY OF PERU L.L.C., SUCURSAL DEL PERU, CARLOS DEL SOLAR SIMPSON

SIGNED BY SK CORPORATION, SUCURSAL PERUANA: HAN JIN YOO

SIGNED BY SONATRACH PERU CORPORATION S.A.C.; MAHTALI KETFI

SIGNED BY TECPETROL DEL PERÚ S.A.C.: FABIO GAUDELLI AND ROSA DEL CARMEN LUDOWIEG ALVAREZ CALDERON

SIGNED BY REPSOL EXPLORACIÓN PERU SUCURSAL DEL PERU: EVANDRO CORREA NACUL

SIGNED BY KALLPA GENERACION S.A., MR. JAVIER GARCÍA BURGOS BENFIELD

JORGE OLIVERA ESTREMADOYRO with Lima Bar Registration Number: 6959 authorizes and signs this preliminary notarial instrument.

CONCLUSION: HAVING READ THE INSTRUMENT AND BEING WARNED OF THE LEGAL EFFECTS, THE GRANTORS RATIFY ITS CONTENT DECLARED TO HAVE COMPARED IT WITH THE PRELIMINARY NOTARIAL INSTRUMENT, WHICH IS INSERTED. THEY SIGN THIS DOCUMENT, I ATTEST. THIS INSTRUMENT IS ISSUED IN PAGE SERIAL B Nº 1571983 TO SERIAL B Nº 1571987.-BACK. ATTESTED: THIRD.- 4331122.-4331122.-IT DOES NOT HAVE EFFECT.- BETWEEN LINES.- 000433112.-00433112.- IT HAS EFFECT. BY LICENSE GRANTED TO RICARDO FERNANDINI BARREDA, THIS PUBLIC DEED IS SIGNED BY DAVID SANCHEZ MANRIQUE TAVELLA, NOTARY IN AND FOR LIMA. ATTESTED: THIRD: IT DOES NOT HAVE EFFECT. BETWEEN LINES: SECOND: IT HAS EFFECT.

BY PLUSPETROL DEL PERU CORPORATION S.A.

(SIGNATURE) RAMÓN ALEJANDRO DUGGAN – SIGNATURE 07/09/08 FINGERPRINT

(SIGNATURE) JORGE EMILIO LICETI HILBCK – SIGNATURE 07/09/08 FINGERPRINT

BY PLUSPETROL CAMISEA S.A.

(SIGNATURE) RAMÓN ALEJANDRO DUGGAN – SIGNATURE 07/09/08 FINGERPRINT

(SIGNATURE) JORGE EMILIO LICETI HILBCK – SIGNATURE 07/09/08 FINGERPRINT

BY HUNT OIL COMPANY OF PERU L.L.C., SUCURSAL DEL PERU

(SIGNATURE) CARLOS DEL SOLAR SIMPSON- SIGNATURE 07/15/08 FINGERPRINT

BY SK ENERGY, SUCURSAL PERUANA

(SIGNATURE) HAN JIN YOO- SIGNATURE 07/22/08 FINGERPRINT

BY SONATRACH PERU CORPORATION S.A.C.

(SIGNATURE) MAHTALI KETFI- SIGNATURE 07/15/08 FINGERPRINT

BY TECPETROL DEL PERU S.A.C.

(SIGNATURE) FABIO GAUDELLI- SIGNATURE 07/24/08 FINGERPRINT

(SIGNATURE) ROSA MARIA DEL CARMEN LUDOWIED ALVAREZ CALDERON- SIGNATURE 07/22/08 FINGERPRINT

BY REPSOL EXPLORACIÓN PERU, SUCURSAL DEL PERU

(SIGNATURE) EVANDRO CORREA NACUL- SIGNATURE 07/22/08 FINGERPRINT

BY KALLPA GENERACION S.A.

(SIGNATURE) JAVIER GARCIA BURGOS BENFIELD- SIGNATURE 07/22/08 FINGERPRINT

THE SIGNATURE PROCESS CONCLUDES: July 24th, 2008

(SIGNATURE) RICARDO FERNANDINI BARREDA – NOTARY PUBLIC IN AND FOR LIMA

(Seal)This document is a true copy of the Public Deed appearing in my Record dated July 10th 2008 on pages 56983. I issued this exemplified copy upon request of the interested party in accordance with the Law. I stamp my hand and seal in every page.

Lima, August 06th 2008.

(Signed) Ricardo Fernandini Barreda—Notary Public in and for Lima

SERIES B No 0023233

2933

NUMBER: 556

PRELIMINARY NOTARIAL INSTRUMENT: 534

KARDEX: 98576

THIRD ADDENDUM TO NATURAL GAS SUPPLY AGREEMENT

ENTERED INTO BY AND BETWEEN, ON ONE SIDE,

PLUSPETROL PERU CORPORATION S.A.,

PLUSPETROL CAMISEA S.A.,

HUNT OIL COMPANY OF PERU L.L.C., SUCURSAL DEL PERU,

SK ENERGY, SUCURSAL PERUANA,

SONATRACH PERU CORPORATION S.A.C.,

TECPETROL DEL PERU S.A.C.,

AND REPSOL EXPLORACION PERU, SUCURSAL DEL PERU

AND, ON THE OTHER SIDE,

KALLPA GENERACION S.A.

INTRODUCTION

In the city of Lima, this February 04th, 2009, I, Ricardo Fernandini Barreda, Notary-Attorney in and for Lima, enter this Public Deed whereby according to provisions set forth on sections 27 and 54 of Legislative Decree No 1049, appearing:

Pluspetrol Peru Corporation S.A., with Single Taxpayers Registry No 20304177552, domiciled at Av. Republica de Panama No 3050, Piso 7, San Isidro, Lima duly represented by its General Manager, Claudio Martin de Diego, Argentinian, single, industrial engineer, duly identified by Aliens Card No 520945; duly empowered pursuant to power of attorney registered under Record No11246333 of Legal Entity Registry of Lima Registry Office; and on behalf of Pluspetrol Camisea S.A., with Single Taxpayers Registry No 20510889135, domiciled at Av. Republica de Panama No 3055, Piso 7, San Isidro, Lima, duly empowered pursuant to power of attorney registered under Record No11776271 of Legal Entity Registry of Lima Registry Office.

Hunt Oil Company of Peru L.L.C. Sucursal del Peru, with Single Taxpayers Registry No 20467685661, domiciled at Av. Victor Andres Belaunde No 147, Edificio Real 6, Oficina 503, San Isidro, duly represented by its Attorney in fact, Carlos del Solar Simpson, Peruvian, married, engineer, duly identified by National Identity Card No 07275671; pursuant to power of attorney registered under Entry A00017 of Record No 1123160 of Legal Entity Registry of Lima Registry Office.

SK Energy Sucursal Peruana (SK), with Single Taxpayers Registry No 20299935648, domiciled at Calle Amador Merino Reyna No 267, Oficina 702, San Isidro, duly represented by its General Manager, Han Jin Yoo, Korean, married, bachelor in sciences major in engineer, duly identified by Aliens Card No 482873; pursuant to power of attorney registered under Record No 02015544 of Legal Entity Registry of Lima Registry Office.

Sonatrach Peru Corporation S.A.C., with Single Taxpayers Registry No 20506766762, domiciled at Av. Victor Andres Belaunde No 147, Via Principal No 110, Torre Real 5, Oficina 802, San Isidro, duly represented by its General Manager, Mahtali Ketfi, Algerian, married, geologist, duly identified by Aliens Card No 32149; pursuant to power of attorney registered under Entry C0002 of Record No 11464787 of Legal Entity Registry of Lima Registry Office.

Tecpetrol del Peru S.A.C., with Single Taxpayers Registry No 20499433698, domiciled at Av. Canaval y Moreyra No 340, 6to piso, San Isidro, duly represented by Fabio Alberto Gaudelli, Argentinian, married, accountant, duly identified by Aliens Card No 000433112; and Rosa Maria del Carmen Ludowieg Alvarez Calderon, Peruvian, married, lawyer, duly identified by National Identity Card No 08227090, with voting capacity, both pursuant to powers of attorney registered under Record No 11227091 of Legal Entity Registry of Lima Registry Office.

And Repsol Exploracion Peru, Sucursal del Peru, with Single Taxpayers Registry No 20258262728, domiciled at Av. Victor Andres Belaunde No 147, Via Principal No 103, Oficina 202, Edificio Real X, Centro Empresarial Real, San Isidro, duly represented by its Legal Representative, Evandro Correa Nacul, Brazilian, married, businessman, duly identified by Brazilian Passport No CV 257218; duly empowered pursuant to power of attorney registered under Entry A00057 of Record No 00306614 of Legal Entity Registry of Lima Registry Office.

AND ON THE OTHER SIDE

Kallpa Generacion S.A. identified by Single Taxpayers Registry No 20510992904, domiciled at Av. Victor Andres Belaunde No 147, Torre Real 5, Piso 13,Centro Empresarial Real, district of San Isidro, duly represented by its General Manager, Javier Garcia-Burgos Benfield, Peruvian, duly identified by National Identity Card No 07258488, with voting capacity, married, aeronautical engineer, duly empowered pursuant to powers of attorney registered under Electronic Record No 11767759 of Legal Entity Registry of Lima and Callao Registry Office.

The appearing parties are of legal age, whom I have identified, I attest. The parties proceed with capacity, freedom and knowledge of the act performed. A signed preliminary notarial instrument is submitted to be registered as Public Deed, which I place in the corresponding record and number, reading as follows:

PRELIMINARY NOTARIAL INSTRUMENT:

Mr. Notary-Attorney Ricardo Fernandini Barreda, please include in your registry of Public Deeds the Third Addendum to Natural Gas Supply Agreement (hereinafter called the Supply Agreement) entered into by and between PLUSPETROL PERU CORPORATION S.A (Pluspetrol), with Single Taxpayers Registry No 20304177552 domiciled at Av. Republica de Panama No 3055, piso 7, San Isidro, Lima, duly represented by its General Manager, Claudio de Diego, identified by Aliens Card No 520945, pursuant to power of attorney registered under Record No 11246333 of Legal Entity Registry of Lima Registry Office; PLUSPETROL CAMISEA S.A. (Pluspetrol Camisea), with Single Taxpayers Registry No 20510889135, domiciled at Av. Republica de Panama No 3055, piso 7, San Isidro, Lima, duly represented by its General Manager, Claudio de Diego, identified by Aliens Card No 520945, pursuant to power of attorney registered under Record No 11776271 of Legal Entity Registry of Lima Registry Office; HUNT OIL COMPANY OF PERU L.L.C, SUCURSAL DEL PERU, with Single Taxpayers Registry No 20467685661, domiciled at Av. Victor Andres Belaunde No 147, Edificio Real 6 oficina 503, San Isidro, duly represented by its National Representative, Carlos del Solar Simpson, engineer, duly identified by National Identity Card No 07275671, pursuant to power of attorney registered under entry A00017 of Record No 1123160 of Legal Entity Registry of Lima Registry Office; SK ENERGY, SUCURSAL PERUANA (SK), with Single Taxpayers Registry No 20299935648, domiciled at Av. Victor Andres Belaunde No 147, Via Principal 155, oficina 1402, San Isidro, duly represented by its

General Manager, Han Jin Joo, identified by Aliens Card No 482873, pursuant to power of attorney registered under Record No 02015544 of Legal Entity Registry of Lima Registry Office; SONATRACH PERU CORPORATION S.A.C.(Sonatrach), with Single Taxpayers Registry No 20506766762, domiciled at Av.Victor Andres Belaunde No 147, Via Principal No 110, Torre Real 5, oficina 802, San Isidro, duly represented by its General Manager, Mahtali Kefti, identified by Aliens Card No 328149, pursuant to power of attorney registered under entry C0002 of Record No 11464787 of Legal Entity Registry of Lima Registry Office; TECPETROL DEL PERU S.A.C. (Tecpetrol), with Single Taxpayers Registry No 20499433698, domiciled at Av. Canaval y Moreyra No 340, piso 6, San Isidro, duly represented by Rosa Maria del Carmen Ludowieg Alvarez Calderon, identified by National Identity Card No 08227090 and Fabio Alberto Gaudelli identified by Aliens Card No 000433112, both pursuant to powers of attorney registered under Record No 11227091 of Legal Entity Registry of Lima Registry Office and REPSOL EXPLORACION PERU, SUCURSAL DEL PERU (Repsol), with Single Taxpayers Registry No 2025826272, domiciled at Av. Victor Andres Belaunde No 147, Via Principal No 140, Oficina 301, Edificio Real 6, Centro Empresarial Real, San Isidro, duly represented by its Legal Representative, Evandro Correa Nacul, Brazilian, married, businessman, duly identified by Brazilian Passport No CV 257218; pursuant to power of attorney registered under Entry A00057 of Record No 00306614 of Legal Entity Registry of Lima Registry Office, hereinafter jointly called the Producers; and on the other side, KALLPA GENERACION S.A. identified by Single Taxpayers Registry No 20510992904, domiciled at Av. Victor Andres Belaunde No 147, Torre Real 5, Piso 13, Centro Empresarial Real, district of San Isidro, duly represented by its General Manager, Javier Garcia Burgos Benfield, Peruvian, identified by National Identity Card No 07258488, empowered pursuant to power of attorney registered under Electronic Record No 11767759 of Legal Entity Registry of Lima and Callao Registry Office, hereinafter called the Client under the following terms and conditions:

FIRST: BACKGROUND

1.1	On January 02nd, 2006, the Client has executed with the Producers the Natural Gas Supply Agreement (as amended by the corresponding addenda), hereinafter called the “Agreement”

1.2	On September 14th, 2007, the Client has executed with the Producers the First Addendum to Agreement whereby it is stated the amendment of Formula of Price Adjustment for Natural Gas stated in Exhibit II.

1.3	On July 10th, 2008, the Client has executed with the Producers the Second Addendum to Supply Agreement to amend the amounts stated in Exhibit I to the Agreement.

SECOND: PURPOSE

The Producers and the Client hereby agree the following amendments to the Agreement under this Addendum:

2.1 It is agreed to amend the Exhibit I to the Agreement as follows:

3. First Gas Turbine

The values of MDQ and DCQ for the first turbine that are in force from May 01st, 2009 to DRQ Date shall be as follows:

•	Maximum Daily Quantity- MDQ: 1’200,000 m3/day.

•	Daily Contract Quantity- DCQ: 600,000 m3/day.

The values of MDQ and DCQ for the first turbine that are in force as of the DRQ Date shall be as follows:

•	Maximum Daily Quantity- MDQ: 1’200,000 m3/day.

•	Daily Contract Quantity- DCQ: 648,000 m3/day.

For the purpose of this Addendum, “DRQ Date” mean the date which is later between: (a) August 23rd, 2009 and (b) the date when Transportadora de Gas del Peru S.A. delays the availability to the Client of the Daily Reserved Quantity (DRQ) contracted by the Client as result of the Eleventh Public Offer for Contracting Transportation System.

4 Second Gas Turbine

The values of MDQ and DCQ for the second turbine that are in force from May 01st, 2009 to DRQ Date shall be as follows:

•	Maximum Daily Quantity- MDQ: 1’300,000 m3/day.

•	Daily Contract Quantity- DCQ: 650,000 m3/day.

The values of MDQ and DCQ for the second turbine that are in force as of the DRQ Date shall be as follows:

•	Maximum Daily Quantity- MDQ: 1’300,000 m3/day.

•	Daily Contract Quantity- DCQ: 702,000 m3/day.

Third Gas Turbine

•	Maximum Daily Quantity- MDQ: 1’300,000 m3/day.

•	Daily Contract Quantity- DCQ: 650,000 m3/day.

Combined Cycle:

•	Maximum Daily Quantity- MDQ: 450,000 m3/day.

•	Daily Contract Quantity- DCQ: 225,000 m3/day.

2.2 The MDQ and DCQ stated on number 3 of Exhibit I to the Agreement shall be applied as of May 01st, 2009 at 06:00 hours. The MDQ and DCQ stated on Numbers 4, 5 and 6 of Exhibit I to the Agreement shall be applied as of the date when the Client has requested pursuant to numbers 3.4, 3.6 and 3.7 of the Agreement.

2.3 The Parties agree to incorporate the following Additional Clauses to the Agreement:

FIRST ADDITIONAL CLAUSE: NON- DISCRIMINATORY CONDITIONS

The parties expressly acknowledge that execution of this Addendum by the Client, specially his acceptance of the increase of MDQ/DCQ ratio of Agreement subject to number 2.1 shall not harm the right granted under the subsection a) of number 3.2 of Section 3 of Regulations of Act Promoting Natural Gas Industry passed by Supreme Decree No 04-99-EM.

SECOND ADDITIONAL CAUSE:

If, by governmental provision including the application of Legislative Decree 1041, its regulations as amended and without Client´s liability, the Carrier assign to the Client a transport capacity less than transport contracted and this assigned transport capacity is less than Public Offer Transport Capacity, the Public Offer Transport Capacity shall be decreased to a value equal to transport duly assigned by the Carrier to the Client during the days that it occurs, as evidenced by reports issued by the Carrier.

If there are quantities to be recovered, after complying with the Discounted Capital Recovery Period and Carry Forward Period pursuant to numbers 1.31, 1.32 and number 1.1 of the Exhibit IV, the Parties agree to increase these periods, for one time, in an additional month for every 30 accumulated days for restricting assignment of transport stated in the aforementioned paragraph. The parties has completely agreed that the increase in periods of Discounted Capital Recovery Period and Carry Forward Period referred on this paragraph shall be issued for each completed period of accrued 30 days of restriction to assign the transport stated in the aforementioned paragraph, being unable to provide proportional increases in lower periods. The Client shall request this extension by filing documents evidencing dates where this restriction exists which shall be checked by the Producer. If there is a conflict between the stated dates, this shall be settled by carrier reports.

The Clauses and Exhibits to the Agreement which shall not be expressly amended by this document shall remain in force. Furthermore, the amendments to Supply Agreement performed by this document shall be in force as of May 01st, 2009.

Signed in Lima, February 03rd, 2009.

Signed by Pluspetrol Peru Corporation S.A., Claudio Martin de Diego

Signed by Pluspetrol Camisea S.A, Claudio Martin de Diego

Signed by Hunt Oil Company of Peru L.L.C, Sucursal del Peru, Carlos del Solar Simpson

Signed by SK Energy, Sucursal Peruana, Han Jin Yoo

Signed by Sonatrach Peru Corporations S.A.C., Mahtali Kefti

Signed by Tecpetrol del Peru S.A.C, Rosa Maria del Carmen Ludowieg and Fabio Alberto Gaudelli

Signed by Repsol Exploración Peru, Sucursal del Peru, Evandro Correa Nacul

Signed by Kallpa Generación S.A., Javier Garcia Burgos Benfield

This Preliminary Notarial Instrument is authorized and signed by Jorge Alberto Olivera Estremadoyro, Attorney, Lima Bar Association Registry Number 6959

CONCLUSION:

Having the parties read this public deed and being warned of its legal effects, its contents is acknowledged and ratified, therefore it is signed; I attest. This public deed is recorded from page Serial B-0023233 to page Serial B-00233236.Attested: Av Victor Andres Belaunde No 147, Via Principal 155, Oficina 1402, 306614, 4331122, A00048, 306614, it does not have effects between lines: Calle Amador Merino Reyna No 267 Oficina 702, 00306614, 000433112, A00057, 00306614 It is effective.

By: Pluspetrol Peru Corporation S.A.

(Signature and fingerprint)

Claudio Martin de Diego

Signed on February 16th, 2009

By: Pluspetrol Camisea S.A.

(Signature and fingerprint)

Claudio Martin de Diego

Signed on February 16th, 2009

By: Hunt Oil Company of Peru L.L.C., Sucursal del Peru

(Signature and fingerprint)

Carlos del Solar Simpson

Signed on February 06th, 2009

By: SK Energy Sucursal Peruana

(Signature and fingerprint)

Han Jin Yoo

Signed on March 03rd, 2009

By: Sonatrach Peru Corporation S.A.C.

(Signature and fingerprint)

Mahtali Kefti

Signed on March 06th, 2009

By: Tecpetrol del Peru S.A.C.

(Signature and fingerprint)

Fabio Alberto Gaudelli

Signed on April 03rd, 2009

(Signature and fingerprint)

Rosa Maria del Carmen Ludowieg Alvarez Calderon

Signed on February 12th, 2009

By: Repsol Exploracion Peru, Sucursal del Peru

(Signature and fingerprint)

Evandro Correa Nacul

Signed on April 02nd, 2009

By: Kallpa Generacion S.A.

(signature and fingerprint)

Javier Garcia Burgos Benfield

Signed on February 05th, 2009

The signature process ends on April 03rd, 2009.

Ricardo Fernandini Barreda

Notary in and for Lima

(Seal) This is a true copy of the Public Deed appearing on my Record dated February 04th, 2009 on pages 2933. This Exemplified Copy is issued upon request of the interested party according to Law, which I sign in each page and seal in Lima, this April 3rd, 2009.

(Signed) Ricardo Fernandini Barreda – Notary in and for Lima.

                    .